Exhibit 4.1

Execution Version

FIRST LIEN NOTE PURCHASE AGREEMENT

dated as of July 6, 2020

among

KC HOLDCO, LLC

as Holdco,

KUEHG CORP.,

as Issuer,

The Purchasers Party Hereto,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

i

Page
Section 9.17	Judgment Currency	121
Section 9.18	No Advisory or Fiduciary Responsibility	121

ARTICLE X

Purchaser Representations

SCHEDULES:

Schedule 1.02(b)	Excluded Subsidiaries
Schedule 1.05	Unrestricted Subsidiaries
Schedule 2.01	Purchaser Allocations
Schedule 5.17	Post-Closing Covenants
Schedule 6.01(a)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(c)	Existing Investments
Schedule 6.09	Transactions with Affiliates
Schedule 9.01	Addresses for Notices

EXHIBITS:

Exhibit B	Form of Funding Request
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Security Agreement
Exhibit E-1	Form of Holdco Guaranty
Exhibit E-2	Form of Subsidiary Guaranty
Exhibit F-1	Form of Note
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit I-1	Form of U.S. Tax Certificate (For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Certificate (For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Certificate (For Foreign Participants That Are Not U.S. Persons or Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	Form of U.S. Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-1	Form of First Lien Intercreditor Agreement

FIRST LIEN NOTE PURCHASE AGREEMENT dated as of July 6, 2020 (as amended, supplemented, amended and rested or otherwise modified from time to time, this “Agreement”), among KC HOLDCO, LLC, a Delaware limited liability company (“Holdco”), as Holdco Guarantor, KUEHG CORP, a Delaware corporation, as the Issuer, the PURCHASERS party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent.

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Article I;

WHEREAS, the Issuer intends to issue the Notes denominated in Dollars in an aggregate principal amount up to $50,000,000, the proceeds of which will be utilized by the Issuer pursuant to Section 5.10 and the Purchasers intend to purchase such Notes from the Issuer; and

NOW THEREFORE, in consideration of the premises, provisions, covenants and mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Purchasers are willing to purchase the Notes from the Issuer on the terms and express conditions set forth herein, and accordingly the parties hereto agree as follows.

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Rate Option” means the option to cause a Note to bear interest at a rate based on the Alternate Base Rate pursuant to Section 2.14.

“Accounting Change” has the meaning assigned to such term in Section 1.04.

“Acquisition” means any acquisition by the Issuer or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (x) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (y) Equity Interests of any other Person such that such other Person becomes a Restricted Subsidiary and (z) additional Equity Interests of any Restricted Subsidiary not then held by the Issuer or any Restricted Subsidiary.

“Additional Mortgaged Property” has the meaning set forth in Section 5.11(f).

“Adjusted Eurocurrency Rate” means for any Interest Period, including any Interest Period determined pursuant to clause (c) of the definition of “Alternate Base Rate”, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate
1.00 – Eurocurrency Reserve Percentage

provided that, the Adjusted Eurocurrency Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent for the Purchasers hereunder, and its successors in such capacity as provided in

Article VIII; provided that, the Administrative Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Issuer and the Purchasers.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any of the Administrative Agent or the Collateral Agent.

“Agent Fee Letter” means that certain letter agreement, dated as of the Closing Date, between the Issuer, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Issuer or any Restricted Subsidiary, in each case to avoid the application of Code Section 163(e)(5) thereto.

“ALTA” means the American Land Title Association.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Eurocurrency Rate for an Interest Period of 1 month determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) (without giving effect to the proviso of the definition thereof) plus 1.00%; provided that, notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 2.00% per annum; provided that for the purpose of clause (c), the Adjusted Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time). If the Administrative Agent or Required Lenders shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist, as determined by the Administrative Agent in consultation with the Required Lenders. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate respectively.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Note Parties, their Subsidiaries or their Unrestricted Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; including the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and all applicable national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means Laws relating to terrorism or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, any Sanctions Laws and the Laws administered by OFAC.

“Applicable Date of Determination” means the last day of the most recently ended fiscal quarter for which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, or, if such date occurs prior to the date on which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, the last day of the most recently ended fiscal quarter for which financial statements were delivered under Section 5.01(a) or (b), as applicable, of the First Lien Credit Agreement.

“Applicable Margin” means 8.50%, unless the ABR Rate Option is effective, in which case, 7.50%.

“Assignment and Assumption” means an assignment and assumption entered into by a Purchaser and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Issuer pursuant to the terms hereof to the extent the Issuer’s consent is required herein, substantially in the form of Exhibit G or any other form or changes thereto approved by the Administrative Agent and the Issuer.

“Available Amount” has the meaning set forth in, and shall be calculated in the same manner as under the terms of, the First Lien Credit Agreement (it being understood and agreed that any usage of the Available Amount after the Closing Date pursuant to any of the provisions set forth in the First Lien Credit Agreement shall constitute a corresponding usage of the basket under the corresponding provision hereunder).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on the most current OFAC lists or a Person owned or controlled by a Person or Persons on the current OFAC lists of designated persons under Anti-Terrorism Laws and Sanctions Laws.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“British Pounds” or “£” means lawful money of the United Kingdom.

“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to any fundings, disbursements, settlements or payments in connection with a Note denominated in Dollars, any day described in clause (a) that is also a day for trading by and between banks in Dollar deposits in the London interbank currency markets.

“Capital Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a) (i) Dollars, Euro, British Pounds or any national currency of any member state of the European Union; or (ii) any other foreign currency held by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(b) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (x) any Lender (as defined in the First Lien Credit Agreement) or Affiliate thereof or (y) by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Person referenced in clause (c) above;

(e) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (c);

(f) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada, any member of the European Union, any other foreign government or any political subdivision or taxing authority thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(h) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(i) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(j) interests in any investment company, money market or enhanced high yield fund which invests at least 90% of its assets in instruments of the type specified in clauses (a) through (i) above;

(k) instruments and investments of the type and maturity described in clause (a) through (j) denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Issuer, comparable in investment quality to those referred to above;

(l) the marketable securities portfolio owned by the Issuer and its Subsidiaries on the Closing Date; and

(m) solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (b) through (l) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than set forth in clause (a) above; provided that such amounts are converted into currencies listed in clause (a) within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any one or more of the following types of services or facilities, including without limitation (a) ACH transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the ordinary course of business. For the avoidance of doubt, Cash Management Services do not include Swap Agreements.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Domestic Subsidiary (other than the Issuer) that owns no material assets other than stock (including, for this purpose, any debt or other instrument treated as stock for U.S. federal income tax purposes) in one or more (a) Subsidiaries that are CFCs and/or (b) CFC Holding Companies.

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the Closing Date, (b) any change in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Purchaser (or, for purposes of Section 2.15(b), by any lending office of such Purchaser or by such Purchaser’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied or waived, which date is July 6, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” (or any term of similar meaning), as defined in any applicable Security Document, and any and all property of whatever kind or nature subject to or purported to be subject to a Lien under any Security Document.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the Secured Parties, and its successors in such capacity as provided in Article VIII; provided that, the Collateral Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

“Communications” has the meaning assigned to such term in Section 9.15.

“Competitor” means any Person (a) that is an operating company directly and primarily engaged in substantially similar business operations as the Issuer and (b) any of such Person’s subsidiaries in each case identified in writing to the Administrative Agent from time to time.

“Competitor Controller” means any (a) direct or indirect parent company of a Competitor and (b) Person that is a controlled affiliate of such Competitor in each case identified in writing to the Administrative Agent, excluding in each case of (a) and (b) any Person that is a financial institution, a debt fund or an investment vehicle that is engaged in the business of making, purchasing, holding or otherwise investing in loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to or of unaffiliated third parties.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs, debt issuance costs, commissions, fees and expenses and (iii) costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs and amortization of favorable or unfavorable lease assets or liabilities, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period (including (x) net losses under Swap Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, together with items excluded from the definition of Consolidated Interest Expense; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) (x) [reserved] and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of Equity Interests, or an IPO (including any one time expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company) or any Investment, acquisition, disposition, dividend, recapitalization, Restricted Payment or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to any Notes, the offering of any Indebtedness permitted hereunder or any Permitted Refinancing and this Agreement and any Securitization Fees, and (ii) any amendment, waiver or other modification of Notes, Additional Notes, Refinancing Notes, Receivables Facilities, Securitization Facilities, or any Permitted Refinancing, any Note Document, any Securitization Fees, any other Indebtedness or any Equity Interests, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring or similar charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives), that is deducted (and not added back) in such period in computing Consolidated Net Income including, without limitation, those related to severance, retention, completion, signing bonuses, relocation, recruiting, transition and other employee related costs, future lease commitments, facilities opening, costs related to the closure or consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs; plus

(f) any other non-cash charges, write-downs, expenses, losses or items deducted (and not added back) in such period in computing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; plus

(g) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor or any other Equity Investor or any of their Affiliates to the extent permitted under Section 6.09, deducted (and not added back) in computing Consolidated Net Income; plus

(h) (x) [reserved]; and (y) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other Specified Transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative); provided, that the aggregate amount that may be added back pursuant to this clause (h) in such period shall not exceed 25% of Consolidated EBITDA for such period (after giving effect to such addbacks); plus

(i) the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing, deducted (and not added back) in computing Consolidated Net Income; plus

(j) any costs or expense incurred by the Issuer or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Qualified Equity Interests of the Issuer to the extent contributed to the Qualified Equity Interests of the Issuer (in each case, to the extent Not Otherwise Applied) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net loss due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”) (Accounting Standards Codification Topic 810) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(m) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(n) closed center costs for such period; plus

(o) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income); plus

(p) costs related to the implementation of operational and reporting systems and technology initiatives to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(q) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(r) proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income;

(s) the amount of any operating losses attributable to any location and incurred within eighteen (18) months after the date on which such location opened and prior to such location first achieving Profitability; provided that (i) the aggregate amount that may be added back pursuant to this clause (s) in such period shall not exceed (x) $500,000 per location or (y) 15% of Consolidated EBITDA for such period (after giving effect to such addbacks) and (ii) the aggregate amount that may be added back pursuant to this clause (s) and clause (t) below in such period shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to such addbacks);

(t) for any location that has achieved Profitability in such period, the Run-Rate EBITDA Adjustment Amount for any portion of such period occurring within twenty-four (24) months after the date on which such location opened (without duplication of any amounts added back pursuant to clause (s) above in such period with respect to such location); provided that the aggregate amount that may be added back pursuant to this clause (t) and clause (s) above in such period shall not exceed 20% of Consolidated EBITDA for such period (after giving effect to such addbacks);

(u) the amount of any difference between cash rent expense and GAAP rent expense for such period, which, for the avoidance of doubt, may be a negative number; and

(v) any addbacks or adjustments (i) set forth in a quality of earnings analysis prepared in connection with any Permitted Acquisition or similar Permitted Investment or (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Exchange Act and as interpreted by the staff of the SEC (or any successor agency);

(2) decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus (c) [reserved]; plus (d) any net income included in the consolidated financial statements due to the application of FAS 160 (Accounting Standards Codification Topic 810); plus (e) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (f) above in a previous period (it being understood that this clause (2)(e) shall not be utilized in reversing any non-cash reserve or charge added to Consolidated Net Income); plus (f) the amount of any non-controlling or minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income); plus

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

For purposes of determining compliance with any financial test or ratio hereunder (including any incurrence test), (x) Consolidated EBITDA of any Person, property, business or asset acquired by the Issuer or any Restricted Subsidiary of the Issuer during such period and of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary shall be included in determining Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for any period, (y) Consolidated EBITDA of any Restricted Subsidiary or any operating entity for which historical financial statements are available that is Disposed of during such period or any Restricted Subsidiary that is converted into a Unrestricted Subsidiary during such period shall be excluded in determining Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for any period, and (z) Consolidated EBITDA shall be calculated on a Pro Forma Basis. Unless otherwise provided herein, Consolidated EBITDA shall be calculated with respect to the Issuer and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances or any similar facilities or financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Swap Agreement or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations and (e) net payments, if any, pursuant to interest rate swap agreement with respect to Indebtedness, and excluding (s) one-time cash costs associated with breakage in respect of Swap Agreements, (t) any “additional interest” or “liquidated damages” with respect to securities for failure to comply with registration rights obligations, (u) penalties and interest relating to taxes, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees (including annual agency fees paid to any administrative agent or collateral agent under any credit facilities or the debt instruments or documents) and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) all scheduled cash dividends or other recurring distributions paid (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of such Person during such period; plus

(4) all scheduled cash dividends or other recurring distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during this period; less

(5) interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a) subject to the limitations contained in clause (iv) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that any equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by a Responsible Officer of the Issuer) could have been distributed by such Person during such period to the Issuer or any Restricted Subsidiary as a dividend or other distribution or as a return on investment;

(b) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries (including pursuant to any Sale Leaseback) which is not sold or otherwise disposed of in the ordinary course of business;

(c) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(d) the cumulative effect of a change in accounting principles;

(e) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(f) all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g) any unrealized gains or losses in respect of Swap Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Agreements;

(h) any unrealized foreign currency transaction gains or losses and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i) any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(j) any goodwill or other asset impairment charge or write-off or write-down;

(k) any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Agreements or other derivative instruments;

(l) [reserved];

(m) any net unrealized gains and losses resulting from Swap Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(n) the amount of any expense to the extent a corresponding amount is received in cash by the Issuer and the Restricted Subsidiaries from a Person other than the Issuer or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods); and

(o) cash and non-cash charges, paid or accrued, and gains resulting from the application of Financial Accounting Standards No. 141R (Accounting Standards Codification Topic 805) (including with respect to earn-outs incurred by the Issuer or any of its Restricted Subsidiaries).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions, or so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be indemnified or reimbursed (and such amount is in fact reimbursed within 365 days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days)), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, (iii) any expenses and charges to the extent paid for, or so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by (and such amount is in fact reimbursed within 365 days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)), any third party other than such Person or any of its Restricted Subsidiaries and (iv) solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than the Note Parties) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to any Note Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, the First Lien Credit Agreement, the First Lien Term Loan Exchange Notes, the First Lien Incremental Facility, the First Lien Additional Term Notes, the Second Lien Term Loans or the First Lien Credit Agreement Refinancing Indebtedness and (c) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Note Documents (as determined by the Issuer in good faith), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause).

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Issuer and the Restricted Subsidiaries at such date.

“Continued Profitability” means, with respect to any location that has achieved Profitability, cumulative positive Consolidated EBITDA since the first day of the two (2) consecutive month period upon the completion of which such location achieved Profitability.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means, as to any Person, any other Person that is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(g).

“Default” means any event or condition specified in Article VII that after notice, lapse of applicable grace periods or both would, unless cured or waived hereunder, constitute an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall be deemed not to include any issuance or sale by such Person of its Equity Interests or other securities to another Person.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is ninety-one (91) days after the Maturity Date (other than (i) upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) or (ii) upon a “change in control” or (iii) asset sale or similar event) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Indebtedness otherwise permitted under Section 6.01; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdco (or any Parent Entity), the Issuer or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Issuer or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Purchaser” means any Person identified in writing to the Administrative Agent on or prior to the Closing Date and any known or reasonably identifiable Affiliate thereof on the basis of such Affiliate’s name.

“Dollars” or “$” refers to the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia, whether or not disregarded as separate from its owner for U.S. federal income tax purposes.

“Electing Guarantor” means any Excluded Subsidiary that, at the option, and in the sole discretion, of the Issuer has been designated a Subsidiary Note Party.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, surface water, groundwater, drinking water, land surface, sediments, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Law” means all binding and applicable treaties, laws, rules having the force and effect of law, regulations, codes, ordinances, orders, decrees, judgments or agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of the Environment, the preservation or reclamation of natural resources, or the generation, management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdco or any Restricted Subsidiary resulting from or based upon (a) any violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock or other share capital, partnership interests, membership interests in a limited liability or exempted company, beneficial interests in a trust or other equity ownership interests in a Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Investor” means, collectively, (a) the Sponsor and (b) any other Person that directly or indirectly holds Equity Interests in Holdco from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with any Note Party under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) and (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 (c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Note Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Note Party or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or the appointment of a trustee by the PBGC to administer any Plan, (f) the incurrence by any Note Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by any Note Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Note Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency”, when used in reference to any Note, refers to whether such Note is bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” shall mean, for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in relevant currency with a term comparable to such Interest Period that appears on the applicable Reuters screen (or any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate)) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided that if the Reuters screen shall not be available for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate (as defined below); provided, however, that (i) if no comparable term for an Interest Period is available, the Eurocurrency Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist an applicable Reuters screen, “Eurocurrency Rate” shall mean, with respect to each day during each Interest Period, the rate per annum equal to the rate at which the Administrative Agent is able to borrow in the relevant currency at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the principal amount of the Notes to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).

“Interpolated Rate” means the rate per annum determined by the Administrative Agent in consultation with Required Purchasers (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Reuters screen for the longest period for which the applicable Reuters is available that is shorter than the Impacted Interest Period; and (b) the applicable Reuters screen for the shortest period (for which the applicable Reuters screen is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Purchaser, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts and (D) fiduciary or trust accounts, provided that the accounts described in clauses (A) through (D) above shall be used solely for the purposes described in such clauses.

“Excluded Property” means (i) any lease, lease in respect of a Capital Lease Obligation, license, contract, charter, authorization, permit, instrument, security or franchise agreement to which such Note Party is a party or any property subject to a purchase money security interest permitted hereunder, or any property governed by any such lease in respect of a Capital Lease Obligation permitted hereunder to which such Note Party is a party and any of its rights or interest thereunder, to the extent, but only to the extent, that a grant of a security interest therein in favor of the Collateral Agent would, under the terms of such lease, lease in respect of a Capital Lease Obligation, license, contract, charter, authorization, permit, instrument, security or franchise agreement or purchase money arrangement, be prohibited by or result in a violation of law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority to the extent not obtained) or a breach of the terms or a condition of, or constitute a default or forfeiture under, or create a right of termination in favor of or require a consent (other than the consent of any Note Party and any such consent which has been obtained (it being understood and agreed that no Note Party or Restricted Subsidiary shall be required to seek any such consent)) of any other party to, such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument, security or franchise agreement or purchase money arrangement (except in the case of a lease in respect of a Capital Lease Obligation or property subject to a Lien permitted pursuant to Section 6.02(c) (to the extent liens are of the type described in clause (e) of Section 6.02), (d) or (e), other than to the extent that any such law, rule, regulation, term, prohibition, restriction or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, and, in each case, other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such law, rule, regulation, term prohibition or condition); provided that immediately upon the ineffectiveness, lapse or termination of any such law, rule, regulation, term, prohibition, restriction or condition the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such law, rule, regulation, term, prohibition, restriction or condition had never been in effect; (ii) any of the outstanding voting stock issued by a Subsidiary of Holdco that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (including, for this purpose, any debt or other instrument treated as voting stock for U.S. federal income tax purposes) of any such Subsidiary; (iii) any Equity Interests or assets of a Person to the extent that, and for so long as (x) such Equity Interests constitute less than 100% of all Equity Interests of such Person, and the Person or Persons holding the remainder of such Equity Interests are not Subsidiaries of Holdco or the Issuer and (y) the granting of a security interest in such Equity Interests in favor of the Collateral Agent are not permitted by the terms of such issuing Person’s organizational or joint venture documents or otherwise require the consent of a Person or Persons who are not Subsidiaries of Holdco or the Issuer; (iv) (a) any Equity Interests in an Unrestricted Subsidiary and (b) any direct or indirect assets of an Unrestricted Subsidiary or an Excluded Subsidiary; (v) (a) any motor vehicles, aircraft and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (b) letter of credit rights to the extent not constituting Supporting Obligations (as defined in the Security Agreement) and with a value of less than $5,000,000 individually (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), and (c) commercial tort claims with a claim value of less than $5,000,000 individually; (vi) any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement or amendment is filed), and solely to the extent, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of, or void, any registration that issues from such intent-to-use application under U.S. law; (vii) [reserved]; (viii) those assets as to which the Administrative Agent (acting at the direction of the Required Purchasers) and Issuer reasonably determine, in writing, that the cost (including, without limitation, the cost of title insurance, surveys or flood insurance, if necessary) and/or any material adverse tax consequences of obtaining a security interest in or perfection thereof are excessive in relation to the benefit to the Purchasers of the security to be afforded thereby; (ix) all Excluded Accounts and all funds and other property held in or maintained in such Excluded Accounts; (x) any real property leasehold interests (including any requirement to obtain any landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents); (xi) [reserved]; (xii) [reserved]; (xiii) all owned real property not constituting Material Real Property; (xiv) Margin Stock; and (xv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental or other third party consent pursuant to permitted contractual provisions binding on such property or asset at the time of the acquisition thereof and not incurred in contemplation of such acquisition, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition. Notwithstanding anything to the contrary, “Excluded Property” shall not include any Proceeds, substitutions or replacements of any “Excluded Property” referred to in clauses (i) through (xv) (unless such Proceeds, substitutions or replacements would constitute “Excluded Property” referred to in any of clauses (i) through (xv)). Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC).

“Excluded Subsidiary” means any Subsidiary of the Issuer that is: (a) listed on Schedule 1.02(b) as of the Closing Date; (b) a CFC, a CFC Holding Company; (c) a subsidiary of a Subsidiary described in clause (b); (d) a Joint Venture or a Subsidiary that is not otherwise a wholly owned Restricted Subsidiary (other than with respect to directors’ qualifying or nominee shares); (e) an Immaterial Subsidiary; (f) an Unrestricted Subsidiary; (g) a captive insurance subsidiary; (h) not-for-profit Subsidiary; (i) prohibited by applicable Requirement of Law or contractual obligation from guaranteeing or granting Liens to secure any of the Secured Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary); provided that each such Domestic Restricted Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (i) if such consent, approval, license or authorization has been obtained; (j) special purpose entities reasonably satisfactory to the Required Purchasers; (k) with respect to which the Issuer and the Administrative Agent (acting at the direction of the Required Purchasers) agree that the cost of obtaining a guaranty of the Secured Obligations would be excessive in light of the practical benefit to the Purchasers afforded thereby; (l) a Domestic Restricted Subsidiary acquired pursuant to an Acquisition financed with secured Indebtedness permitted to be incurred under Section 6.01 and each Domestic Restricted Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Domestic Restricted Subsidiary from becoming a Guarantor; provided that each such Domestic Restricted Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (l) if such secured Indebtedness is repaid or becomes unsecured, if such Domestic Restricted Subsidiary ceases to Guarantee such secured Indebtedness or such prohibition no longer exists, as applicable; (m) a direct or indirect Subsidiary of an Excluded Subsidiary; (n) a Securitization Subsidiary; (o) an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to provide or maintain a guarantee); or (p) a Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Issuer or any other Note Party), in each case, other than any Electing Guarantor for so long as such entity is an Electing Guarantor. Notwithstanding the foregoing, no Subsidiary will be an “Excluded Subsidiary” hereunder if such Subsidiary guarantees Indebtedness under the First Lien Credit Agreement, the Second Lien Credit Agreement, any Subordinated Indebtedness or any Indebtedness incurred in connection with a Permitted Refinancing of any of the foregoing.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient:

(a) any Taxes imposed on or measured by such Recipient’s net income (however denominated) or profits, and franchise Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between the Recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than any such connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Note Document), including (for the avoidance of doubt) any backup withholding in respect of such a Tax pursuant to Section 3406 of the Code;

(b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar branch profits Tax, imposed by any jurisdiction described in clause (a);

(c) in the case of a Purchaser, any United States federal withholding Taxes that are imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest payable under any Note pursuant to a law in effect at the time such Purchaser acquires its interest in such Note (other than an assignee pursuant to an assignment request by the Issuer under Section 2.19) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17 of this Agreement, amounts with respect to such withholding Tax were payable either to such Purchaser’s assignor immediately before such Purchaser acquired the applicable interest in a Note or to such Purchaser immediately before it designated a new lending office;

(d) any Taxes attributable to a Recipient’s failure to comply with Section 2.17(e) or Section 2.17(g), as applicable; and

(e) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement (and any related laws, regulations or official administrative practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Issuer.

“Financial Officer” of any Person means the president, the chief financial officer, vice president of finance, principal accounting officer, corporate controller or treasurer of such Person (or, in the case of any Person that is a Foreign Subsidiary, a director of such Person).

“First Lien Additional Term Notes” has the meaning assigned to the term “Additional Term Notes” in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of August 13, 2015, by and among Holdco, the Issuer, the lenders party thereto in their capacities as lenders thereunder, the First Lien Administrative Agent (as defined therein) and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, guarantors, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by this Agreement and the First Lien Intercreditor Agreement.

“First Lien Credit Agreement Closing Date” means August 13, 2015.

“First Lien Credit Agreement Refinancing Indebtedness” has the meaning assigned to the term “Credit Agreement Refinancing Indebtedness” in the First Lien Credit Agreement.

“First Lien Incremental Facility” has the meaning assigned to the term “Incremental Facility” in the First Lien Credit Agreement.

“First Lien Indebtedness” means Total Secured Indebtedness that is not subordinated in right of payment to the Notes and is secured by a Lien, except by a Lien that is junior to the Lien securing the Obligations.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent, the collateral agent under the First Lien Credit Agreement and the Note Parties.

“First Lien Net Leverage Ratio” means the ratio, as of the last day of any fiscal quarter, of (i) First Lien Indebtedness as of such day (net of unrestricted cash and Cash Equivalents as of such day of the Issuer and its Restricted Subsidiaries as of such day) to (ii) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the period of four consecutive fiscal quarters as of the Applicable Date of Determination.

“First Lien Loan Documents” has the meaning assigned to the term “Loan Documents” in the First Lien Credit Agreement.

“First Lien Refinancing Notes” has the meaning assigned to the term “Refinancing Notes” in the First Lien Credit Agreement.

“First Lien Term Loan Exchange Notes” has the meaning assigned to the term “Term Loan Exchange Notes” in the First Lien Credit Agreement.

“First Lien Unrestricted Additional Term Notes” has the meaning assigned to the term “Unrestricted Additional Term Notes” in the First Lien Credit Agreement.

“Flood Hazard Property” means an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Disposition” has the meaning set forth in Section 2.11(f).

“Foreign Purchaser” means a Purchaser that is not a U.S. Person.

“Foreign Prepayment Event” has the meaning set forth in Section 2.11(f).

“Foreign Subsidiary” means any Subsidiary that is organized or incorporated under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Funding Request” means the funding request in substantially the form attached hereto as Exhibit B.

“GAAP” means, subject to the limitations set forth in Section 1.04, generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, at any time after adoption of IFRS by the Issuer for its financial statements and reports for all financial reporting purposes, the Issuer may elect to apply IFRS for all purposes of this Agreement and the other Note Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Note Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Issuer, any financial ratio calculations or thresholds (including any financial covenant) in this Agreement may be recalibrated to reflect the election to implement IFRS so long as (1) such recalibration is limited to changes in the calculation of such thresholds or covenant levels due to the effect of differences between GAAP and IFRS, (2) the recalibrated ratios and calculations shall be mutually agreed between the Required Purchasers and the Issuer, unless the Required Purchasers have given notice of their objection to such recalibration within five (5) Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such election. The Issuer shall give notice of any election to the Administrative Agent and the Purchasers with ten (10) days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, company, partnership, trust, limited liability company, association, Joint Venture or other business entity.

“Governmental Authority” means the government of the United States of America or any other nation or, in each case, any political subdivision thereof, whether state, county, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) standard contractual indemnities or product warranties provided in the ordinary course of business; and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guaranteed” has a meaning correlative thereto.

“Guarantors” means Holdco, Intermediate Holdco and the Subsidiary Note Parties.

“Guaranty” means, collectively, the Holdco Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes; petroleum or petroleum distillates; asbestos or asbestos containing materials; polychlorinated biphenyls; radon gas; infectious or medical wastes; and all other substances, materials or wastes of any nature regulated pursuant to or which can give rise to liability under any Environmental Law.

“Holdco” means KC Holdco, LLC, a Delaware limited liability company.

“Holdco Guaranty” means the Holdco Guaranty executed and delivered by Holdco and Intermediate Holdco on the Closing Date, substantially in the form of Exhibit E-1.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Domestic Restricted Subsidiary of the Issuer (other than the Issuer) that has been designated by the Issuer in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that (a) for purposes of this Agreement, at no time shall (i) the consolidated total assets of all Immaterial Subsidiaries as of the last day of the then most recent fiscal year of the Issuer for which financial statements have been delivered equal or exceed 5% of the Consolidated Total Assets of the Issuer and the Restricted Subsidiaries at such date, determined on a Pro Forma Basis or (ii) the consolidated revenues (other than revenues generated from the sale or license of property between any of the Issuer and its Restricted Subsidiaries) of all Immaterial Subsidiaries for the then most recent fiscal year of the Issuer for which financial statements have been delivered equal or exceed 5% of the consolidated revenues (other than revenues generated from the sale or license of property between any of the Issuer and its Restricted Subsidiaries) of the Issuer and the Restricted Subsidiaries for such period, determined on a Pro Forma Basis, (b) at any time and from time to time, the Issuer may designate any Restricted Subsidiary as a new Immaterial Subsidiary so long as, after giving effect to such designation, the consolidated assets and consolidated revenues of all Immaterial Subsidiaries do not exceed the limits set forth in clause (a) above at such time of designation and (c) if, as of the date the financial statements for any fiscal year of the Issuer are delivered or required to be delivered pursuant to Section 5.01(a), the consolidated assets or revenues of all Restricted Subsidiaries so designated by the Issuer as “Immaterial Subsidiaries” shall have, as of the last day of such fiscal year, exceeded the limits set forth in clause (a) above, then within ten (10) Business Days (or such later date as agreed by the Required Purchasers in its reasonable discretion) after the date such financial statements are so delivered (or so required to be delivered), the Issuer shall redesignate one or more Immaterial Subsidiaries, in each case in a written notice to the Administrative Agent, such that, as a result thereof, the consolidated assets and revenues of all Restricted Subsidiaries that are still designated as “Immaterial Subsidiaries” do not exceed such limits. Upon any such Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 5.11, to the extent applicable.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all obligations of the type described in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of obligations of the type described in clauses (a), (b), (c), (d), (e), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others, (g) the principal component of Capital Lease Obligations of such Person, (h) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty (except to the extent such letters of credit, or letters of guaranty relate to trade payables and such outstanding amounts are satisfied within thirty (30) days of incurrence), (i) all reimbursement obligations, of such Person in respect of bankers’ acceptances (except to the extent such bankers’ acceptances relate to trade payables and such outstanding amounts are satisfied within thirty (30) days of incurrence), (j) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person to the extent that such purchase, redemption, retirement or other acquisition is required to occur on or prior to the Maturity Date at the time of issuance of such Equity Interests (other than as a result of any customary “change of control”, IPO, asset sale or similar event), and (k) to the extent not otherwise included in this definition, net obligations of such Person under Swap Agreements (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement; provided, however, that (A) intercompany Indebtedness and (B) obligations constituting non-recourse Indebtedness shall only constitute “Indebtedness” for purposes of Section 6.01 and not for any other purpose hereunder). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (u) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (v) [reserved], (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) prepaid or deferred revenue and deferred tax liabilities. Notwithstanding the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Note Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) if the ABR Rate Option is in effect, the last Business Day of each March, June, September and December and (b) in any other case, the last day of the applicable Interest Period.

“Interest Period” means the period commencing on the Closing Date and ending on the numerically corresponding day in the calendar month that is three months thereafter (except that if used in determining the Alternate Base Rate, the Interest Period shall be a period of one month commencing from the applicable date of determination); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Intermediate Holdco” means KC Sub, Inc., a Delaware corporation.

“Investment” means (i) any purchase or other acquisition by the Issuer or any of the Restricted Subsidiaries of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person (including any Subsidiary) and (ii) any loan (including guarantees) or advance constituting Indebtedness of such other Person (other than accounts receivable, credit card and debit card receivables, trade credit, advances to customers, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, in the ordinary course of business) or capital contribution by the Issuer or any of the Restricted Subsidiaries to any other Person (including any Subsidiary); provided that, in the event that any Investment is made by the Issuer or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04. The amount of any Investment outstanding as of any time shall be the original cost of such Investment (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Issuer’s good faith estimate of the fair market value of such asset or property at the time such Investment is made) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all Returns received by the Issuer or any Restricted Subsidiary in respect thereof.

“IPO” means any transaction whereby, or upon the consummation of which, Holdco’s or the Public Company’s common Equity Interests are, or may thereafter be, offered or sold (whether through an initial primary underwritten public offering or otherwise) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, or to the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction.

“IRS” means the United States Internal Revenue Service.

“Issuer” means KUEHG CORP., a Delaware corporation.

“Issuer Materials” has the meaning assigned to such term in Section 5.01.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning assigned to such term in Section 1.05.

“LCA Test Date” has the meaning assigned to such term in Section 1.05.

“Purchasers” means the Persons who are “Purchasers” under this Agreement on the Closing Date and any other Person that shall have become a party hereto as a Purchaser pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, assignment by way of security, hypothecation, security interest or similar encumbrance given in the nature of a security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any acquisition or investment by one or more of the Issuer and its Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material and adverse effect on (i) the business, assets, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole or (ii) the remedies available to the Agents and the Purchasers under the Note Documents, except as a result of (x) the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Security Documents) or (y) the Collateral Agent’s failure to take any action required to maintain or perfect a security interest in any other Collateral (solely to the extent that the Issuer provides the Collateral Agent written notice thereof in accordance with the Note Documents, the Collateral Agent and the Issuer have agreed in writing that the Collateral Agent will be responsible for taking such action, the Required Purchasers have delivered a direction to the Collateral Agent to take such action and the Issuer has prefunded any fees, costs and expenses associated with such actions).

“Material Indebtedness” means any Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary an outstanding principal amount exceeding $25,000,000 at such time.

“Material Real Property” means any parcel of real property and improvements thereto owned in fee simple by a Note Party and which has a fair market value (estimated in good faith by the Issuer or such other Note Party) in excess of $5,000,000 as of the time such property is acquired (or, if such property is owned by a Person at the time it becomes a Note Party pursuant to Section 5.11, as of such date); provided, however, the term “Material Real Property” shall not include any Excluded Property.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that is not an Immaterial Subsidiary.

“Maturity Date” means February 21, 2025.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the U.S. Secured Obligations. Each Mortgage shall be in form and substance approved by Required Purchasers in their reasonable discretion, or at Required Purchasers’ option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Required Purchasers in their reasonable discretion, adding such Additional Mortgaged Property to the real property encumbered by such existing Mortgage.

“Mortgage Policy” has the meaning assigned to such term in Section 5.11(f)(iii).

“Mortgaged Property” means, each parcel of Material Real Property owned by a Note Party respect to which a Mortgage is granted pursuant to Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Note Party makes or is obligated to make contributions, or otherwise has any actual or contingent liability (including any liability on account of any ERISA Affiliate).

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (x) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (y) in the case of a casualty, cash insurance proceeds, and (z) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all reasonable fees and expenses (including commissions, discounts, transfer taxes and legal, accounting and other professional and transactional fees) paid or payable by the Issuer and the Restricted Subsidiaries to third parties in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of payments made or required to be made in respect of Indebtedness (other than Notes) secured by such asset or otherwise subject to mandatory prepayment (other than under this Agreement) as a result of such event, or which by applicable law be repaid out of the proceeds of such Disposition, casualty, condemnation or similar proceeding, (iii) the amount of all Taxes (or Restricted Payments in respect of such taxes) paid (or reasonably estimated to be payable or accrued as a liability under GAAP) by the Issuer and the Restricted Subsidiaries as a result of such event (including, for the avoidance of doubt, income, withholding or other Taxes payable as a result of the distribution of such proceeds to the Issuer), (iv) the amount of any reserves established by the Issuer or the applicable Restricted Subsidiaries to fund liabilities estimated to be payable as a result of such event (as determined in good faith by the applicable Responsible Officer of the Issuer or such Restricted Subsidiary), (v) in the case of any Disposition or casualty or condemnation or similar proceeding by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Issuer or a wholly owned Restricted Subsidiary as a result thereof, (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition and (vii) the repayment by the Issuer or any of its Restricted Subsidiaries of customer deposits required upon any Disposition.

“Non-Consenting Purchaser” has the meaning assigned to such term in Section 9.02(c).

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Notes pursuant to Section 2.11, and (b) was not previously (and is not concurrently being) applied in determining the permissibility of any other transaction under the Note Documents where such permissibility was or is (or may have been)

contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a promissory note of the Issuer payable to any Purchaser or its registered assigns, in substantially the form of Exhibit F-1 hereto, evidencing the aggregate Indebtedness of the Issuer to such Purchaser resulting from the Notes made by such Purchaser.

“Note Documents” means this Agreement, the Holdco Guaranty, the Subsidiary Guaranty, the Security Documents and the Agent Fee Letter.

“Note Parties” means Holdco, Intermediate Holdco, the Issuer and the Subsidiary Note Parties.

“Obligations” means all obligations of every nature of each Note Party, including obligations from time to time owed to the Administrative Agent, the Collateral Agent, any other Agent, the Purchasers or any of them, arising under any Note Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), prepayment premiums, fees (including fees which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such fees in the related bankruptcy proceeding), expenses (including expenses which, but for the filing of a petition in bankruptcy solely with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such expenses in the related bankruptcy proceeding), indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organizational Documents” of any Person means the charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(c).

“Other Taxes” means all present or future recording, stamp, court, documentary, intangible, filing or similar Taxes arising from any payment made under any Note Document or from the execution, delivery, performance, registration or enforcement of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Taxes described in subclause (ii) of clause (a) of the definition of “Excluded Taxes.”

“Parent Entity” means any Person of which Holdco at any time is or becomes a subsidiary on or after the Closing Date and any holding companies established by any Equity Investor for purposes of holding its investment in any Parent Entity.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning specified in Section 9.04(c).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a perfection certificate, dated on the Closing Date, delivered by the Note Parties to the Purchasers in form and substance reasonably satisfactory to the Required Purchasers.

“Permitted Acquisition” means any Acquisition by the Issuer or any Restricted Subsidiary if (a) (i) immediately prior to and immediately after the time of execution of a binding agreement in respect of such Acquisition, no Specified Event of Default has occurred and is continuing or would result therefrom, and (ii) immediately prior to the consummation of such Acquisition, no Specified Event of Default has occurred and is continuing or would result therefrom, (b) all actions required to be taken with respect to such acquired or newly formed Restricted Subsidiary (other than any Excluded Subsidiary) or such acquired assets (other than Excluded Property) under Section 5.11 and Section 5.12 will be taken in accordance therewith (to the extent required) and (c) immediately after giving effect to such Acquisition, the Issuer and its Restricted Subsidiaries are in compliance with Section 5.14.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges or levies that are not yet due or delinquent, are not more than sixty (60) days overdue, are not required to be paid pursuant to Section 5.05 or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, supplier’s, construction contractor’s, workmen’s, mechanic’s, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law or contract, arising in the ordinary course of business and securing obligations (i) that are not yet due or (ii) (x) that are not overdue by more than sixty (60) days, (y) are not required to be paid pursuant to Section 5.05 or (z) are being contested in compliance with Section 5.05;

(c) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) (i) Liens, pledges and deposits to secure the performance of bids, government contracts, trade contracts (other than for borrowed money), leases, statutory obligations, deductibles, co-payment, co-insurance, retentions, premiums, reimbursement obligations or similar obligations to providers of insurance, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and other similar obligations and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this clause (d);

(e) attachment or judgment liens in respect of judgments or decrees that do not constitute an Event of Default under Section 7.01(j);

(f) easements, zoning restrictions, rights-of-way, encroachments, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business and that either (i) individually or in the aggregate do not materially interfere with the ordinary conduct of business of the Issuer and its Restricted Subsidiaries, taken as a whole or (ii) are described in a mortgage policy of title insurance or survey with respect to any real property;

(g) [reserved];

(h) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements;

(i) Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”; and

(j) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law.

“Permitted Investment” means any Investment permitted under Section 6.04.

“Permitted Refinancing” means modifications, replacements, restructurings, refinancings, refundings, renewals, amendments, restatements or extensions of all or any portion of Indebtedness (including any type of debt facility or debt security); provided that (a) the amount of such Indebtedness is not increased (unless the additional amount is permitted pursuant to another provision of Section 6.01) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder, accrued but unpaid interest thereon and a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Indebtedness), (b) the direct and contingent obligors of such Indebtedness shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent (i) any such additional obligors are or will become a Note Party, (ii) none of such obligors on the Indebtedness being modified, replaced, refinanced refunded, restructured, renewed or extended are Note Parties or (iii) as otherwise permitted by Section 6.01), (c) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is subordinated in right of payment and/or in right of Lien to any of the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of Lien (or, in the case of Lien subordination, not secured) to such Obligations on terms (taken as a whole) at least as favorable to the Purchasers as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended (as determined in good faith by the Issuer) or otherwise reasonably acceptable to the Required Purchasers, (d) other than with respect to Indebtedness under Section 6.01(a)(iv) or (v), such refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, the Indebtedness being refinanced, refunded, renewed or extended and (e) other than with respect to Indebtedness under Section 6.01(a)(iv) or (v), at the time of such refinancing, refunding, renewal or extension of such Indebtedness, no Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Sale Leaseback” means any Sale Leaseback with respect to the sale, transfer or Disposition of real property or other property consummated by the Issuer or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback (a) is not between (i) a Note Party and another Note Party or (ii) a Restricted Subsidiary that is not a Note Party and another Restricted Subsidiary that is not a Note Party and (b) must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Issuer or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Issuer or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and is sponsored or maintained by any Note Party or to which any Note Party has any liability or contingent liability (including any liability on account of any ERISA Affiliate).

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a Sale Leaseback transaction and by way of merger or consolidation but excluding any Dispositions of Investments to the extent made pursuant to Section 6.04(z)) of any property or asset of the Issuer or any Restricted Subsidiary permitted pursuant to clauses (j), (k), (t), (v) and (z) of Section 6.05 to the extent resulting in aggregate Net Proceeds exceeding $10,000,000 for all such transactions during any fiscal year of the Issuer;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Issuer or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $6,500,000; or

(c) the incurrence by the Issuer or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or otherwise permitted by the Required Purchasers (other than Credit Agreement Refinancing Indebtedness and Refinancing Notes).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent in consultation with the Required Lenders) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent in consultation with the Required Lenders).

“Pro Forma Basis” means, with respect to the calculation of the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, the amount of Consolidated EBITDA or Consolidated Total Assets or any other financial test or ratio hereunder, for purposes of determining the permissibility of asset sales, prepayments required pursuant to Section 2.11(c) and Section 2.11(d), and for any other specified purpose hereunder, in each case as of any date, that such calculation shall give pro forma effect to all Specified Transactions (with any such incurrence of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and, except as set forth in the proviso below, during the period immediately following the Applicable Date of Determination therefor and prior to or simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to the proposed Specified Transaction, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA”, in each case as certified on behalf of the Issuer by a Financial Officer of the Issuer, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Issuer and/or any of its Restricted Subsidiaries, calculated as if such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Consolidated Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Issuer (including adjustments for costs and charges arising out of the proposed Specified Transaction and the “run-rate” cost savings and synergies resulting from such Specified Transaction that have been or are reasonably anticipated to be realizable (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are projected by the Issuer in good faith to result from actions either taken or expected to be taken or a plan for realization shall have been established within 18 months after the end of the test period in which the Specified Transaction occurred and, in each case, certified by a Financial Officer of the Issuer, (ii) any increase to Consolidated EBITDA as a result of cost savings and synergies pursuant to this definition of “Pro Forma Basis” shall be subject to the limitations set forth in the proviso of clause (h) of the definition of “Consolidated EBITDA” and (iii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer or the applicable Restricted Subsidiary may designate.

“Profitability” means, with respect to any location, two (2) consecutive months of positive Consolidated EBITDA.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Company” means, after the completion of an IPO, the Person whose Equity Interests are subject to an effective registration statement filed with the SEC or the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction, as applicable (such Person being only either Holdco or a corporation or other legal entity which then owns, directly or indirectly, 100% of the outstanding Equity Interests of Holdco).

“Public Company Costs” means costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933 and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Issuer); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Ratio Debt” means an amount of Indebtedness so long as, after giving effect to the incurrence of such Indebtedness computed on a Pro Forma Basis as of the Applicable Date of Determination and assuming all other Indebtedness, in each case established on or prior to such date are fully drawn established (but excluding the proceeds of such Ratio Debt from netting in the calculation of First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable) (A) if such Indebtedness is First Lien Indebtedness, the First Lien Net Leverage Ratio would not exceed 4.75:1.00 or, to the extent the proceeds of such Ratio Debt are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the First Lien Net Leverage Ratio immediately prior to such incurrence, (B) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, the Senior Secured Net Leverage Ratio would not exceed 5.70:1.00 or, to the extent the proceeds of such Ratio Debt are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the Senior Secured Net Leverage Ratio immediately prior to such incurrence or (C) if such Indebtedness is secured by a lien that is junior to the Lien securing the Second Lien Obligations or is unsecured, the Total Net Leverage Ratio would not exceed 5.90:1.00 or, to the extent the proceeds of any such Ratio Debt are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the Total Net Leverage Ratio immediately prior to such incurrence.

“Receivables Assets” means (a) any accounts receivable owed to the Issuer or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Issuer to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Issuer or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Issuer or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangement.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Purchaser.

“Redemption Notice” has the meaning assigned to such term in Section 6.08(b)(viii).

“Register” has the meaning assigned to such term in Section 9.04(b)(iii).

“Refinancing” means the repayment of revolving credit loans under the First Lien Credit Agreement in an aggregate principal amount of $20 million.

“Related Indemnified Party” means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnitee or any of its controlling persons or controlled affiliates acting on behalf of or at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate, director, officer or employee in this definition pertains to a controlled affiliate, director, officer or employee involved in the negotiation of this Agreement. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, limited and general partners, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Related Taxes” means:

(1) any franchise or similar Taxes required to maintain the corporate existence of Holdco or a Parent Entity; or

(2) if and for so long as the Issuer is a member of a group filing a consolidated, combined or unitary tax return with Holdco or any Parent Entity or is a “disregarded entity” owned by Holdco or any Parent Entity, any consolidated, combined or unitary Taxes measured by income, and any Taxes imposed in lieu of Taxes measured by income, for which Holdco or such Parent Entity is liable that are attributable to the Issuer and/or its Restricted Subsidiaries up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and/or such Restricted Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and/or such Restricted Subsidiaries had paid Tax on a consolidated, combined or unitary basis on behalf of an affiliated group consisting only of the Issuer (deemed to be a parent corporation solely for this purpose) and/or such Restricted Subsidiaries.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, migration or leaching into the Environment.

“Repricing Transaction” means any amendment to this Agreement which reduces the Yield applicable to the Notes (with the comparative determinations to give effect to (i) applicable margin, (ii) LIBOR floors and (iii) upfront fees or “original issue discount” paid with respect to such indebtedness, but in all cases, excluding arrangement, structuring, syndication or other fees not paid or payable to all affected Purchasers in connection therewith).

“Required Purchasers” means, at any time, Purchasers having Notes representing more than 50% of the aggregate outstanding Notes at such time.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, executive order, ordinance, decree, official administrative pronouncement, writ,

injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, president, vice president, or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Issuer or any Restricted Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in the Issuer or any Restricted Subsidiary, other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of the Issuer or any Restricted Subsidiary and other than payments of intercompany indebtedness permitted under this Agreement.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Issuer. For the avoidance of doubt, the Issuer shall always constitute a Restricted Subsidiary.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“Run-Rate EBITDA” means, for all locations that have first achieved Profitability in the trailing twelve-month period ended on the date of such measurement, and maintained Continued Profitability, Consolidated EBITDA attributable to such locations for such period, determined after (i) shifting the first month of positive Consolidated EBITDA to the first month of such period and shifting each subsequent month in a similar manner (i.e., shifting the second month of positive Consolidated EBITDA to the second month of such period, etc.) until each month of actual results for such period have been exhausted, and (ii) deeming Consolidated EBITDA for each other month of such period to be the average of Consolidated EBITDA for the months described in clause (i) above.

“Run-Rate EBITDA Adjustment Amount” means, with respect to any location and any given twelve-month period, an amount equal to the excess of Run-Rate EBITDA attributable to such location for such period over Consolidated EBITDA attributable to such location for such period.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC Business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Issuer or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any sanctions (at the time of this Agreement, the Crimean region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions Laws” has the meaning set forth in Section 3.19(a).

“SDN List” has the meaning set forth in Section 3.19(d).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Additional Term Notes” has the meaning assigned to the term “Additional Term Notes” in the Second Lien Credit Agreement.

“Second Lien Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the Second Lien Loan Documents, or any successor administrative agent and collateral agent under the Second Lien Loan Documents.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of August 22, 2017, by and among Holdco, the Issuer, the lenders party thereto in their capacities as lenders thereunder, the Second Lien Administrative Agent (as defined therein) and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, guarantors, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by this Agreement and the Second Lien Intercreditor Agreement.

“Second Lien Credit Agreement Refinancing Indebtedness” has the meaning assigned to the term “Credit Agreement Refinancing Indebtedness” in the Second Lien Credit Agreement.

“Second Lien Incremental Facility” has the meaning assigned to the term “Incremental Facility” in the Second Lien Credit Agreement.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of August 22, 2017, among Holdco, the Issuer, the Subsidiaries of the Issuer party thereto, the First Lien Credit Agreement Administrative Agent and the Second Lien Administrative Agent (as defined therein), as supplemented by the Second Lien Intercreditor Agreement Joinder.

“Second Lien Intercreditor Agreement Joinder” means a joinder to the Second Lien Intercreditor Agreement, dated as of the Closing Date, executed by the Collateral Agent, as the new representative, and Credit Suisse AG, Cayman Islands Branch, as the controlling representative, in substantially the same form as Annex II to the Second Lien Intercreditor Agreement.

“Second Lien Loan Documents” has the meaning assigned to the term “Loan Documents” in the Second Lien Credit Agreement.

“Second Lien Obligations” has the meaning assigned to the term “Obligations” in the Second Lien Credit Agreement.

“Second Lien Refinancing Notes” has the meaning assigned to the term “Refinancing Notes” in the Second Lien Credit Agreement.

“Second Lien Term Loan Exchange Notes” has the meaning assigned to the term “Term Loan Exchange Notes” in the Second Lien Credit Agreement.

“Second Lien Term Loans” has the meaning assigned to the term “Loans” in the Second Lien Credit Agreement.

“Second Lien Unrestricted Additional Term Notes” has the meaning assigned to the term “Unrestricted Additional Term Notes” in the Second Lien Credit Agreement.

“Secured Obligations” means the Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent and the Purchasers.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Issuer in connection with a Qualified Securitization Financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Issuer or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing or a Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary the Issuer in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Securitization Assets and related assets.

“Security Agreement” means the Security Agreement dated as of the Closing Date, among Holdco, the Issuer, the other Guarantors party thereto from time to time and the Collateral Agent, substantially in the form of Exhibit D.

“Security Documents” means the Security Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other intercreditor agreement entered into in connection with this Agreement, the Mortgages (if any) and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11, Section 5.12 or any other Security Document to secure the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted First Priority Replacement Debt or Permitted Second Priority Replacement Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Net Leverage Ratio” means, on any date of determination, the ratio of (i) Total Secured Indebtedness as of such date, less the aggregate amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Issuer and its Restricted Subsidiaries most recently ended as of the Applicable Date of Determination.

“Services Agreement” means the Services Agreement, dated as of August 13, 2015, by and among Knowledge Universe Education LLC and Partners Group (Guernsey) Limited, a Guernsey limited company.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Issuer on the Closing Date, substantially in the form of Exhibit C.

“Solvent” means, with respect to the Issuer and its Subsidiaries, on a consolidated basis, that as of the date of determination: (a) the fair value of the assets (on a going concern basis) of the Issuer and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property (on a going concern basis) of the Issuer and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Issuer and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) the Issuer and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Event of Default” means any Event of Default pursuant to Section 7.01(a), (b), (h) and (i).

“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary of the Issuer or of any product line, business unit, line of business or division of the Issuer or any of the Restricted Subsidiaries of the Issuer, (b) Permitted Acquisitions, (c) Investment that results in a Person becoming a Restricted Subsidiary of the Issuer or any other Permitted Investment, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor” means Partners Group AG (USA) Inc. and its controlled investment affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Subordinated Indebtedness” means Indebtedness incurred by a Note Party that is contractually subordinated in right of payment to the prior payment of all Obligations of such Note Party under the Note Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means unless otherwise expressly provided, a subsidiary of the Issuer.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by the Subsidiary Note Parties on the Closing Date substantially in the form of Exhibit E-2, together with each supplement to the Subsidiary Guaranty in respect of the Secured Obligations delivered pursuant to Section 5.11.

“Subsidiary Note Party” means any Domestic Restricted Subsidiary (other than the Issuer) that has Guaranteed the Obligations pursuant to the Subsidiary Guaranty.

“Successor Company” has the meaning set forth in Section 6.03(a).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Target Person” has the meaning assigned to such term in Section 6.04.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, assessments, fees, other charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date upon which all of the principal of and interest on each Note and all fees and other Obligations payable hereunder and the other Note Documents shall have been paid in full in cash (other than (A) as set forth in clause (ii) and (B) contingent indemnification obligations not yet due and payable).

“Title Company” means one or more title insurance companies reasonably satisfactory to the Required Lenders.

“Total Indebtedness” means, as of any date, the aggregate outstanding principal amount of funded Indebtedness of the Issuer and its Restricted Subsidiaries, on a consolidated basis, for borrowed money, Capital Lease Obligations and purchase money Indebtedness (other than any intercompany indebtedness). Total Indebtedness shall be calculated subject to Section 1.06, and shall exclude, for the avoidance of doubt, Indebtedness in respect of any Receivables Facility or Cash Management Services.

“Total Net Leverage Ratio” means, on any date of determination, the ratio of (i) Total Indebtedness as of such date, less the aggregate amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Issuer most recently ended as of the Applicable Date of Determination.

“Total Secured Indebtedness” means, as of any date, the aggregate outstanding principal amount of funded Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien, on a consolidated basis, for borrowed money, Capital Lease Obligations and purchase money Indebtedness (other than any intercompany indebtedness). Total Secured Indebtedness shall be calculated subject to Section 1.06, and shall exclude, for the avoidance of doubt, Indebtedness in respect of any Receivables Facility or Cash Management Services.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Unrestricted Subsidiary” means (a) a Subsidiary of the Issuer designated as an “Unrestricted Subsidiary” on Schedule 1.05 and any Subsidiary designated as an “Unrestricted Subsidiary” from time to time pursuant to Section 5.13 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(D).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (x) directors’ qualifying shares or (y) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person. For the avoidance of doubt, “wholly owned Restricted Subsidiary” means a wholly owned Subsidiary that is a Restricted Subsidiary.

“Withdrawal Liability” means the liability owed to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” means, with respect to any Note, on any date of determination as calculated by the Issuer in good faith, (a) any interest rate margin, (b) increases in interest rate floors (but only to the extent that an increase in the interest rate floor or the implementation of an interest floor, as the case may be, would cause an increase in the interest rate then in effect at the time of determination hereunder, and, in such case, then the interest rate floor (but not the interest rate margin solely for determinations under this clause (b)) applicable to the Notes, shall be increased to the extent of such differential between interest rate floors), (c) original issue discount and (d) upfront fees paid generally to all Persons providing such Note (with original issue discount and upfront fees being equated to interest based on the shorter of (x) the Weighted Average Life to Maturity of such Notes and (y) four years), but exclusive of any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith that are not shared generally with all Persons providing such Note.

Section 1.02 [Reserved].

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (g) the phrase “for the term of this Agreement” and any similar phrases shall mean the period beginning on the Closing Date and ending on the Maturity Date, the term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error and (h) all references to “knowledge” or “awareness” of any Note Party or a Restricted Subsidiary thereof means the actual knowledge of a Responsible Officer of a Note Party or such Restricted Subsidiary. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdco, the Issuer and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Issuer’s and the Subsidiaries’ consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdco, the Issuer, the Administrative Agent and the Required Purchasers, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Notwithstanding anything in this Agreement to the contrary, any change in GAAP or the application or interpretation thereof, in each case, after December 31, 2018 that would require operating leases to be treated similarly as a capital lease shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

Section 1.05 Pro Forma Calculations. With respect to any period during which any Specified Transaction occurs, for purposes of determining the calculation of the First Lien Net Leverage Ratio, Consolidated EBITDA, Consolidated Total Assets, Total Net Leverage Ratio and Senior Secured Net Leverage Ratio or for any other purpose hereunder (or determination of whether a Default or Event of Default has occurred and is continuing), with respect to such period shall be made on a Pro Forma Basis; provided that, in connection with any Specified Transaction that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant contained in this Agreement during any period which requires the calculation of any of the foregoing ratios or any baskets that is measured as a percentage of Consolidated EBITDA or determination of whether a Default or Event of Default has occurred and is continuing, and, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios or baskets or determination of whether a Default or Event of Default has occurred and is continuing shall be deemed to be the date the definitive agreements for such Specified Transaction that is a Limited Condition Transaction are entered into (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Applicable Date of Determination ending prior to the LCA Test Date, the Issuer could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Issuer has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Issuer has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.06 Currency Translation.

(a) For purposes of determining compliance as of any date after the Closing Date with Section 5.14, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.08 or Section 6.09, or for purposes of making any determination under Section 7.01(f), (g), (j), or (l), or for any other specified purpose hereunder, amounts incurred or outstanding in currencies other than

Dollars shall be translated into Dollars at the exchange rates in effect on the last Business Day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Issuer by reference to customary indices; provided that for purposes of determining compliance with the First Lien Net Leverage Ratio, Total Net Leverage Ratio or Senior Secured Net Leverage Ratio on any date of determination, amounts denominated in a currency other than Dollars will be translated into Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Issuer’s latest financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Issuer’s latest financial statements delivered pursuant to Section 5.01(a) or (b) and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the amount of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 5.14, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.08, Section 6.09 or Section 7.01(f), (g), (j), or (l), being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.07 Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five). For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.125, the ratio will be rounded up to 5.13.

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09 [Reserved].

Section 1.10 Certifications. All certifications to be made hereunder by an officer or representative of a Note Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Note Party, on such Note Party’s behalf and not in such Person’s individual capacity.

Section 1.11 Compliance with Article VI. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Article VI, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Issuer in its sole discretion at such time.

Section 1.12 Intermediate Holdco. Each reference to Holdco in Article III, Article V, Article VI and Article VIII shall be deemed to mean Holdco and Intermediate Holdco. For the avoidance of doubt, each reference to “Holdco” under this Agreement and the other Note Documents, other than in Article III, Article V, Article VI and Article VIII and other than in definitions used in Article III, Article V, Article VI and Article VIII where the context requires the reference to “Holdco” to also include Intermediate Holdco, shall continue to be a reference to Holdco only, and not Intermediate Holdco.

ARTICLE II

Purchase of Notes

Section 2.01 Note Purchases and Delivery.

Subject to the terms and express conditions set forth herein, each Purchaser severally agrees to purchase, on the Closing Date, the Notes in a principal amount equal to the amount opposite such Purchaser’s name set forth on Schedule 2.01 at the purchase price set forth therein. Amounts under the Notes which are repaid or prepaid may not be reborrowed or reissued. The Issuer shall deliver to each Purchaser one or more Notes in denominations requested by such Purchaser prior to the Closing Date.

Section 2.02 [Reserved].

Section 2.03 Purchasing Mechanics for the Notes.

To request the purchase of Notes, the Issuer shall notify the Administrative Agent of such request in writing not later than 1:00 p.m., New York City time, one (1) Business Day before the date of the proposed purchase (or a shorter notice period to be agreed between the Issuer and the Administrative Agent). Such written Funding Request shall be confirmed promptly by hand delivery, electronic communication (including Adobe pdf file) or facsimile to the Administrative Agent of a written Funding Request signed by the Issuer. Each such written Funding Request shall specify the following information:

(i) the name of the Issuer;

(ii) the aggregate amount of such issuance;

(iii) the date of such purchase, which shall be a Business Day; and

(iv) the location and number of the Issuer’s account to which funds are to be disbursed.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Funding of Notes.

Each Purchaser shall make the proceeds of each Note to be purchased by it hereunder available to the Issuer on the Closing Date by wire transfer of immediately available funds no later than 1:00 p.m., New York City time to an account of the Issuer designated by the Issuer in the Funding Request.

Section 2.07 [Reserved].

Section 2.08 [Reserved].

Section 2.09 Repayment of Notes.

(a) The Issuer unconditionally promises to pay to the Administrative Agent for the account of each Purchaser the then unpaid principal amount of each Note of such Purchaser on the Maturity Date.

(b) Each Purchaser shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Issuer to such Purchaser resulting from each Note made by such Purchaser to the Issuer, including the amounts of principal and interest payable and paid to such Purchaser from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Note issued and purchased hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Issuer to each Purchaser hereunder and (iii) the amount of any sum received by any Purchaser from the Issuer. Notwithstanding the foregoing, the Administrative Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Purchaser or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Issuer to repay the Notes and pay interest thereon in accordance with the terms of this Agreement.

Section 2.10 [Reserved].

Section 2.11 Prepayment of Notes.

(a) The Issuer shall have the right at any time and from time to time, without premium or penalty (but subject to Section 2.16 and the following sentence), to prepay amounts owed under any Note in whole or in part, subject to the requirements of this Section. Each voluntary prepayment of any Note pursuant to this Section 2.11(a) and mandatory prepayment pursuant to Section 2.11(e) shall be made without premium or penalty except that, in the event that on or prior to the date that is two years after the Closing Date, the Issuer makes any prepayment or repayment of any Notes or, with respect to any Purchaser that does not consent to any amendment to this Agreement to effectuate a Repricing Transaction, the Issuer shall pay to the Administrative Agent, for the ratable account of the applicable Purchasers, a prepayment premium in an amount equal (x) with respect to any prepayment, repayment or amendment prior to the first anniversary of the Closing Date, 2.00% of (i) the amount of the Notes being so prepaid, repaid or refinanced or, (ii) with respect to any non-consenting Purchaser, the aggregate amount of the applicable Notes outstanding immediately prior to such amendment to effectuate the Repricing Transaction, as applicable and (y) with respect to any prepayment, repayment or amendment on or prior to the second anniversary of the Closing Date but on or after the first anniversary of the Closing Date, 1.00% of (i) the amount of the Notes being so prepaid, repaid or refinanced or, (ii) with respect to any non-consenting Purchaser, the aggregate amount of the applicable Notes outstanding immediately prior to such amendment to effectuate the Repricing Transaction, as applicable.

(b) [Reserved]

(c) Subject to paragraph (f) of this Section, and unless the Required Purchasers otherwise agree, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Issuer or any Restricted Subsidiary in respect of any Prepayment Event, the Issuer shall, within five (5) Business Days after such Net Proceeds are received, prepay Notes on a pro rata basis, in each case in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that in the case of any such event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Issuer or any Restricted Subsidiary applies (or commits pursuant to a binding contractual arrangement (including pursuant to a letter of intent) to apply) the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds to reinvest such proceeds in assets of the general type used or useful in the business of the Issuer and its Restricted Subsidiaries (including in connection with an acquisition), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the twelve-month (or, if committed to be so applied within twelve (12) months of the receipt of such Net Proceeds, eighteen-month) period following receipt of such Net Proceeds, at the end of which period a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further, that with respect to any Prepayment Event referenced in paragraph (a) or (b) of the definition thereof, (i) the Issuer shall only be obligated to make any prepayment otherwise required by this paragraph (c) to the extent the aggregate amount of Net Proceeds from all such Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $6,500,000 in any fiscal year of the Issuer, but then from all such Net Proceeds and (ii) the Issuer may use a portion of such Net Proceeds to prepay or repurchase any Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Other Applicable Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Other Applicable Indebtedness, in which case, the amount of prepayment required to be made with respect to such Net Proceeds pursuant to this Section 2.11(c) shall be deemed to be the amount equal to the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Notes that would otherwise be required to be prepaid pursuant to this paragraph (c) and the denominator of which is the sum of the outstanding principal amount of such Other Applicable Indebtedness required to be prepaid pursuant to the terms of the documents governing such Other Applicable Indebtedness and the outstanding principal amount of Notes required to be prepaid pursuant to this paragraph.

(d) [Reserved].

(e) If the Issuer incurs or issues any Indebtedness not permitted under Section 6.01, the Issuer shall, within five (5) Business Days, prepay the Notes on a pro rata basis in accordance with Section 2.11(g) and in an aggregate amount equal to 100% of the Net Proceeds of such issuance or incurrence (provided such Net Proceeds shall be deemed reduced by an amount equal to the, accrued and unpaid interest, premiums and fees and expenses associated with such principal amount prepaid); provided that such prepayment shall be subject to the second sentence of Section 2.11(a).

(f) Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Disposition”), the Net Proceeds of any Prepayment Event from a Foreign Subsidiary (a “Foreign Prepayment Event”) would (x) give rise to a risk of liability for the directors of such Foreign Subsidiary, (y) be prohibited or delayed by applicable local law (including financial assistance, corporate benefit, restrictions on upstreaming cash intra-group and the fiduciary and statutory duties of directors of the relevant subsidiaries or (z) be restricted by applicable Organizational Documents of any Restricted Subsidiary that is not a wholly owned Subsidiary from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Notes at the times provided in Section 2.11(d), or the Issuer shall not be required to make a prepayment at the time provided in Section 2.11(c), as the case may be, and instead, such amounts may be retained by the applicable Foreign Subsidiary (the Issuer hereby agreeing to use commercially reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or applicable Organizational Document impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law or applicable Organizational Document impediment, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional taxes, costs and expenses payable or reserved against as a result thereof) (whether or not repatriation actually occurs) to the repayment of the Notes pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the Issuer has determined in consultation with the Required Purchasers that repatriation of any of or all the Net Proceeds of any Foreign Disposition, any Foreign Prepayment Event of a Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Proceeds (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Issuer, any Restricted Subsidiary or any of their respective affiliates and/or equity partners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(g) Each Purchaser may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Notes required to be made pursuant to clause (c) of this Section 2.11 by providing notice to the Administrative Agent at or prior to the time of such prepayment. Any Declined Proceeds remaining after offering such Declined Proceeds to the lenders under the Second Lien Credit Agreement in accordance with the terms of the Second Lien Credit Agreement thereafter shall be retained by the Issuer.

(h) The Issuer shall notify the Administrative Agent in writing of any prepayment hereunder not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of Notes to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may be revoked by the Issuer (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Purchasers of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any prepayment fees required by Section 2.11(a), to the extent applicable.

(i) [Reserved]

(j) Notwithstanding any of the other provisions of this Section 2.11, if any prepayment of Eurocurrency Notes is required to be made under this Section 2.11, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.11 in respect of any such Eurocurrency Note prior to the last day of the Interest Period therefor, the Issuer may, in its sole discretion, deposit with the Administrative Agent in the currency in which such Note is denominated the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Issuer or any other Note Party) to apply such amount to the prepayment of such Notes in accordance with this Section 2.11. Such deposit shall constitute cash collateral for the Eurocurrency Notes to be so prepaid; provided that the Issuer may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.11.

Section 2.12 Fees.

(a) On the Closing Date, the Issuer shall pay to the Administrative Agent for the account of each Purchaser, an amount equal to 2.00% of the principal amount of the Notes purchased by such Purchaser, which amount may, in the sole discretion of such Purchaser, as original issue discount or closing fee.

(b) The Issuer shall pay to the Administrative Agent and the Collateral Agent such fees as agreed in writing pursuant to the Agent Fee Letter.

Section 2.13 Interest.

(a) [Reserved]

(b) Unless the ABR Rate Option is in effect, the Notes shall bear interest at the Adjusted Eurocurrency Rate for an Interest Period of three months plus the Applicable Margin.

(c) Notwithstanding the foregoing, following the occurrence and during the continuance of a Specified Event of Default, if any principal of or interest on any Note or any fee payable by the Issuer hereunder is not paid when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Note as provided in the preceding paragraphs of this Section (including the Applicable Margin).

(d) Accrued interest on each Note shall be payable in arrears on each Interest Payment Date for such Note, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on written demand and (ii) in the event of any repayment or prepayment of any Note, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; provided, further, that at the election of the Issuer set forth in writing to the Administrative Agent and the Purchasers, any accrued interest may, in lieu of being paid in cash, be added to the principal amount of such Note on the applicable payment date.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period:

(a) the Required Purchasers or the Administrative Agent determines (in consultation with the Required Purchasers) (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Purchasers that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Purchasers of making or maintaining their Notes for such Interest Period;

then the Administrative Agent shall give notice thereof to the Issuer and the Purchasers by electronic mail, telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Issuer and the Purchasers that the circumstances giving rise to such notice no longer exist, the interest rate shall be determined based on the ABR Rate Option.

Notwithstanding anything to the contrary in the Note Documents, if at any time the Required Purchasers or the Administrative Agent determine (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) or (b) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) or (b) have not arisen but either (w) the supervisor for the administrator of the Adjusted Eurocurrency Rate has made a public statement that the administrator of the Adjusted Eurocurrency Rate is insolvent (and there is no successor administrator that will continue publication of the Adjusted Eurocurrency Rate), (x) the administrator of the Adjusted Eurocurrency Rate has made a public statement identifying a specific date after which the Adjusted Eurocurrency Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Adjusted Eurocurrency Rate), (y) the supervisor for the administrator of the Adjusted Eurocurrency Rate has made a public statement identifying a specific date after which the Adjusted Eurocurrency Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Adjusted Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Adjusted Eurocurrency Rate may no longer be used for determining interest rates for floating rate notes, then the Administrative Agent, the Required Purchasers and the Issuer shall endeavor to establish an alternate rate of interest to the Adjusted Eurocurrency Rate that (x) gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time and (y) is a rate for which the Administrative Agent has indicated in writing to the Purchasers (which includes email) that it is able to calculate and administer, and the Administrative Agent, the Required Purchasers and the Issuer shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within ten (10) Business Days of the date notice of such alternate rate of interest is provided to the Purchasers, a written notice from the Required Purchasers stating that the Required Purchasers object to such amendment (and the Purchasers hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise mutually determined in good faith by the Administrative Agent, the Required Purchasers and the Issuer.

Section 2.15 [Reserved].

Section 2.16 [Reserved].

Section 2.17 Taxes.

(a) Each payment by or on account of any Note Party under any Note Document shall be made without withholding for any Taxes, unless such withholding is required by any Requirement of Law. If any applicable withholding agent is so required to withhold Taxes, then such withholding agent shall so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with any applicable law. To the extent such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by the applicable Note Party shall be increased as necessary so that, net of such withholding (including any such withholding applicable to additional amounts payable under this Section 2.17), the applicable Purchaser (or, in the case of any amount payable to the Administrative Agent for its own account, the Administrative Agent) receives the amount it would have received had no such withholding been made.

(b) In addition, each Note Party (i) shall pay any Other Taxes imposed on them to the relevant Governmental Authority in accordance with applicable law and (ii) shall indemnify each Recipient for any Other Taxes imposed on it in accordance with Section 2.17(d).

(c) As promptly as possible after any payment of any Taxes pursuant to this Section 2.17 by a Note Party to a Governmental Authority, such Note Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d) The Note Parties shall, jointly and severally, indemnify each Recipient for the full amount of any Indemnified Taxes or Other Taxes that are paid or payable by such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted; provided, however, that if a Recipient does not notify the Note Parties of any indemnification claim under this Section 2.17(d) within 120 days after such Recipient has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Note Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the Note Parties within such 120-day period. The indemnity under this paragraph (d) shall be paid within 30 days after the Recipient (or the Administrative Agent, on behalf of such Recipient) delivers to the applicable Note Party a certificate stating the amount of Indemnified Taxes or Other Taxes so payable by such Recipient and the basis for requesting such reimbursement. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) (i) Any Purchaser that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Note Document shall deliver to the Issuer and the Administrative Agent, at the time or times reasonably requested by the Issuer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Administrative Agent as will permit any such payments to be made without, or at a reduced rate of, withholding. In addition, any Purchaser, if requested by the Issuer or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Issuer or the Administrative Agent as will enable the Issuer or the Administrative Agent to determine whether or not such Purchaser is subject to U.S. federal backup withholding or information reporting requirements, or any other U.S. or non-U.S. withholding requirements. Upon the reasonable request of the Issuer or the Administrative Agent, any Purchaser shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or certification previously delivered pursuant to this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect with respect to a Purchaser, such Purchaser shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Issuer and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding anything to the contrary in this Section 2.17(e)(i), the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A)-(E) or (iv) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser. Each Purchaser authorizes the Administrative Agent to deliver to the Note Parties and to any successor Administrative Agent any documentation provided to the Administrative Agent by such Purchaser pursuant to this Section 2.17(e).

(ii) Without limiting the generality of the foregoing, any Purchaser shall, if it is legally eligible to do so, deliver to the Issuer and the Administrative Agent on or prior to the date on which such Purchaser becomes a party hereto, two duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Purchaser that is a U.S. Person, IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding;

(B) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E (or any successor form);

(C) in the case of a Foreign Purchaser for whom any payments under any Note Document constitute income that is effectively connected with such Purchaser’s conduct of a trade or business in the United States, IRS Form W-8ECI (or any successor form);

(D) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E (or any successor form) and (2) a certificate substantially in the form of the applicable Exhibit I (a “U.S. Tax Certificate”);

(E) in the case of a Foreign Purchaser that is not the beneficial owner of payments made under any Note Document (for example, where the Foreign Purchaser is a partnership or a participating Purchaser), (1) an IRS Form W-8IMY (or any successor form) on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Purchaser; provided, however, that if the Purchaser is a partnership (and not a participating Purchaser) for U.S. federal income tax purposes and one or more of its partners are claiming the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, such Purchaser may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Issuer or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to any Purchaser would be subject to U.S. federal withholding Tax imposed under FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Agent and the Issuer as may be necessary for the Administrative Agent and the Issuer to comply with their obligations under FATCA, to determine whether such Purchaser has or has not complied with such Purchaser’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments after the date of this Agreement.

(iv) Notwithstanding any other provision of this clause (e), a Purchaser shall not be required to deliver any documentation that such Purchaser is not legally eligible to deliver.

(f) If any Recipient determines, in its sole discretion (in good faith), that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Note Party pursuant to this Section 2.17), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Issuer, upon the request of such Recipient, shall repay to such Recipient the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.17(f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Note Party or any other Person.

(g) On or before the date it becomes a party to this Agreement, any Administrative Agent that is a U.S. Person shall deliver to the Issuer two duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Notwithstanding anything to the contrary, nothing in this Section 2.17(g) shall require the Administrative Agent to deliver any documentation that it is not legally eligible to deliver as a result of any Change in Law after the date hereof. Any Administrative Agent, and any successor or supplemental Administrative Agent, that is not a U.S. Person, shall deliver to the Issuer two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Issuer to be treated as a U.S. Person with respect to such payments (and the Issuer and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)).

(h) [Reserved]

(i) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Purchaser, the termination of the commitments and the repayment, satisfaction or discharge of other obligations under any Note Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Issuer shall make each payment required to be made by it under any Note Document (whether of principal, interest, fees, or of amounts payable under Section 2.17 or otherwise) prior to the time expressly required hereunder or under such other Note Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time) on the date when due, in immediately available funds, without setoff or counterclaim. Except as otherwise expressly provided herein, all payments by the Issuer hereunder shall be made to the Administrative Agent, for the account of the respective Purchasers to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in same day funds not later than 2:00 p.m. on the date specified herein. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office except that payments pursuant to Section 2.11(i), Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Note Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided herein, if any payment under any Note Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Note Document of principal or interest in respect of any Note (or of any breakage indemnity in respect of any Note) shall be made in the currency of such Note and, except as otherwise set forth in any Note Document, all other payments under each Note Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If, other than as provided elsewhere herein, any Purchaser shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Notes resulting in such Purchaser receiving payment of a greater proportion of the aggregate amount of its Notes and accrued interest thereon than the proportion received by any other Purchaser, then the Purchaser receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of other Purchasers to the extent necessary so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment or prepayment made by or on behalf of the Issuer or any other Note Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or participant or the termination of any Purchaser’s commitment and non-pro rata repayment of Liens pursuant to Section 2.19(b). For purposes of subclause (c) of the definition of Excluded Taxes, a Purchaser that acquires a participation pursuant to this Section 2.18(c) shall be treated as having acquired such participation on the earlier date(s) on which such Purchaser acquired the applicable interest(s) in the Note(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Issuer prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers hereunder that the Issuer will not make such payment, the Administrative Agent may assume that the Issuer has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion (without any obligation to do so), distribute to the Purchasers the amount due. In such event, if the Issuer has not in fact made such payment, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Purchaser shall fail to make any payment required to be made by it pursuant to Section 2.06, Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Purchaser to satisfy such Purchaser’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Purchasers.

(a) If any Purchaser requests compensation under Section 2.15 or Section 2.17, or if the Issuer is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.17, then such Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Purchaser. The Issuer hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

(b) If any Purchaser requests compensation under Section 2.15 or Section 2.17, or if the Issuer is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.17, or if any Purchaser ceases to make Eurocurrency Notes as a result of any of the conditions in Section 2.14 or Section 2.15, then the Issuer may, at its sole expense and effort, upon notice to such Purchaser and the Administrative Agent, (1) repay the Notes on a non-pro rata basis, or (2) require such Purchaser (and such Purchaser shall be obligated) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment), provided that (i) such Purchaser shall have received payment of an amount equal to the outstanding principal of its Notes and accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts), and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

(c) Any Purchaser being replaced pursuant to Section 2.19(b) above shall (i) execute and deliver an Assignment and Assumption with respect to such Purchaser’s outstanding Notes (provided that the failure of any such Purchaser to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes issued to such Purchaser to the Issuer or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Purchaser shall acquire all or a portion, as the case may be, of the assigning Purchaser’s outstanding Notes, (B) all obligations of the Note Parties owing to the assigning Purchaser relating to the Note Documents shall be paid in full by the assignee Purchaser or the Note Parties (as applicable) to such assigning Purchaser concurrently with such assignment and assumption, any amounts owing to the assigning Purchaser under Section 2.16 as a consequence of such assignment and (C) upon such payment and, if so requested by the assignee Purchaser, the assignor Purchaser shall deliver to the assignee Purchaser the appropriate Note or Notes executed by the Issuer, the assignee Purchaser shall become a Purchaser hereunder and the assigning Purchaser shall cease to constitute a Purchaser hereunder with respect to such assigned Notes, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Purchaser.

ARTICLE III

Representations and Warranties

The Issuer and, solely with respect to the representations and warranties applicable to it, Holdco, represents and warrants to the Purchasers that:

Section 3.01 Organization; Powers. Each of Holdco, the Issuer and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and, to the extent such concept is applicable in the corresponding jurisdiction, in good standing under the laws of the jurisdiction of its organization or incorporation and (b) has all requisite organizational or constitutional power and authority to (i) carry on its business as now conducted and as proposed to be conducted and (ii) to execute, deliver and perform its obligations under each Note Document to which it is a party, except in the case of clauses (a) (other than with respect to the Issuer) and (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. This Agreement (and the issuance of the Notes contemplated hereby to occur on the Closing Date) have been duly authorized by all necessary corporate, shareholder or other organizational action by each of Holdco and the Issuer and constitutes, and each other Note Document to which any Note Party is a party has been duly authorized by all necessary corporate, shareholder or other organizational action by such Note Party, and each Note Document constitutes, or when executed and delivered by such Note Party, will constitute, a legal, valid and binding obligation of Holdco, the Issuer or such other Note Party (as the case may be), enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Note Parties in favor of the Secured Parties.

Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Note Parties (other than Holdco, except with respect to clause (b) hereof) of the Note Documents to which such Note Parties are a party, the issuance and purchase of the Notes and the granting of the Guarantees and security interests in respect thereof (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, in each case as of the Closing Date, (ii) filings and registrations of charges necessary to perfect Liens created under the Note Documents and to release existing Liens (if any), (iii) stamping of any relevant Note Documents, and (iv) those consents, approvals, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Organizational Document of the Issuer or any other Note Party, (c) will not violate any Requirement of Law applicable to the Issuer or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument in each case constituting Material Indebtedness binding upon the Issuer or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Issuer or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, in each case as of the Closing Date, and (e) will not result in the creation or imposition of any Lien on any asset of the Issuer or any Restricted

Subsidiary, except Liens created under the Note Documents and Liens permitted under Section 6.02, except in the cases of clauses (a), (c) and (d) above where such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 [Reserved].

Section 3.05 Properties.

(a) The Issuer and the Restricted Subsidiaries has good title to, valid leasehold interests in, or rights to use, all its real and personal property material to its business, except for Liens permitted under Section 6.02 and minor defects in title and except where the failure to have such interest would not reasonably be expected to have a Material Adverse Effect.

(b) The Issuer and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by the Issuer and the Restricted Subsidiaries does not infringe upon or otherwise violate the proprietary rights of any third party, except where any such infringement or violation would not reasonably be expected to have a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened in writing against the Issuer or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Issuer nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or knows of any basis for which it would reasonably be expected for Holdco or any Restricted Subsidiary to become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.07 Compliance with Laws. The Issuer and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. None of Holdco, the Issuer or any other Note Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09 Taxes. Except for failures that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Issuer and each of the Restricted Subsidiaries have timely (taking into account valid extensions) filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except any Taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP or applicable foreign accounting principles.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. The representations and warranties of the Issuer contained in any Note Document or in any other documents, certificates or written statements furnished by or on behalf of the Issuer or any Restricted Subsidiary to the Administrative Agent and the Purchasers in connection with the transactions contemplated hereby (other than projections, budgets, forecasts, pro forma financial information and other forward-looking information and information of a general economic or general industry nature and other general market data), when taken as a whole, do not, as of the date furnished, contain any untrue statement of a material fact or omit to state any material fact (known to the Issuer, in the case of any document not furnished by any of them) necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made (after giving effect to all supplements thereto from time to time). Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Issuer to be reasonable at the time made, it being understood by the Agents and the Purchasers that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Note Parties, (B) no assurance is given by the Note Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

Section 3.12 Labor Matters. There are no strikes, work stoppages or labor disputes against the Issuer or any Restricted Subsidiary pending or, to the actual knowledge of the Issuer, threatened in writing, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 3.13 Subsidiaries. As of the Closing Date, Schedule 3.13 sets forth, the name of and the ownership by Holdco and its Subsidiaries in, each Subsidiary (other than Foreign Subsidiaries which are inactive, dormant or have only de minimis assets) and identifies each Subsidiary that is a Note Party as of the Closing Date; provided that inaccuracies in the name and ownership of any Foreign Subsidiary that is not a Material Subsidiary shall be deemed not material for all purposes under this Agreement and the other Note Documents.

Section 3.14 Solvency. As of the Closing Date, after giving effect to the issuance of the Notes and the use of proceeds thereof, the Issuer and its Subsidiaries, when taken as a whole, are Solvent.

Section 3.15 Federal Reserve Regulations.

(a) None of Holdco, the Issuer or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of the Notes will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.16 [Reserved].

Section 3.17 Use of Proceeds. The proceeds of the Notes will be used in accordance with Section 5.10.

Section 3.18 Security Documents. The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) first priority Liens on, and security interests in, the Collateral and, (i) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Security Document (which filings, notices or recordings shall be made to the extent required by any Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Note Parties in such Collateral, subject to the Liens permitted under Section 6.02.

Section 3.19 OFAC; FCPA; Patriot Act.

(a) Sanctions Laws. No part of the proceeds of any Note will be used (A) to fund or finance any unlawful activities or business of or with any Person or Person owned or controlled by such Person or Persons or in any country or territory that at such time is the subject of any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including OFAC) or any other applicable sanctions authority with jurisdiction over United States persons and those administered by the United Nations Security Council, the European Union and Her Majesty’s Treasury of the United Kingdom (the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (B) for any unlawful payments to any Government Official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Sanctions Laws or Anti-Corruption Laws.

(b) Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Note Party nor any of its Controlled Entities is (i) in violation of any Anti-Terrorism Laws, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws, or (iii) is a Blocked Person. No Note Party nor any of its Controlled Entities unlawfully (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Laws.

(c) Anti-Corruption Laws, Etc. At any time on or after the date that is 12 months prior to the Closing Date, there has been no action taken by any Note Party or any of its Controlled Entities or, to the extent acting on behalf of any Note Party, any officer, director, or employee, or any agent, representative, or sales intermediary, in violation of any applicable Anti-Corruption Law. To the knowledge of any Responsible Officer of the Issuer, none of the Note Parties or any of their Controlled Entities has been convicted of violating any Anti-Corruption Laws or have been made aware of any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. To the knowledge of any Responsible Officer of the Issuer, there is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or threatened against the Note Parties or any of their Controlled

Entities related to any applicable Anti-Corruption Laws. To the knowledge of any Responsible Officer of the Issuer, none of the Note Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. At any time on or after the date that is three (3) years prior to the Closing Date, none of the Note Parties nor any of their respective Subsidiaries or Unrestricted Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

(d) Foreign Assets Control Regulations and Anti-Money Laundering. Each Note Party has implemented and maintains in effect policies and procedures directed to Holdco, its Subsidiaries and their respective directors, officers, employees and agents and intended to promote compliance with Anti-Corruption Laws and applicable Sanctions Laws. Each Note Party and its Controlled Entities is and will remain in compliance in all material respects with all Sanctions Laws, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Note Party and no Controlled Entity of a Note Party and no officer, director or employee of the foregoing and to Holdco’s knowledge no agent or subsidiary that will act in any capacity with or benefit from the credit facility, (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a Person cannot deal or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of any Sanctions Laws, (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of Sanctions Laws such that the entry into, or performance under, this Agreement or any other Note Document would be prohibited under applicable law or (iv) is organized, resident or operating in any country or territory that is itself the target of any Sanctions Laws.

Section 3.20 Private Offering; No Integration or General Solicitation.

(a) Assuming (i) the Notes are issued, sold and delivered under the circumstances contemplated by this Agreement and (ii) the accuracy of the representations and warranties of the Purchasers set forth in Article X herein, and their compliance with the agreements set forth herein and therein, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchasers in the manner contemplated by this Agreement to register the Notes under the Securities Act.

(b) No Note Party has, directly or indirectly, offered, sold or solicited any offer to buy, and no Note Party will, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Notes and require the Notes to be registered under the Securities Act. None of the Note Parties, their respective Affiliates or any Person acting on its or any of their behalf (other than the Purchasers, as to whom the Note Parties make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes.

Section 3.21 Eligibility for Resale Under Rule 144A. The Notes will not, on the Closing Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

ARTICLE IV

Conditions

Section 4.01 Closing Date. The Agreement shall not become effective until the date on which each of the following express conditions is satisfied:

(a) The Purchasers and the Agents (or its or their counsel) shall have received: (A) from Holdco and the Issuer either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission (including Adobe pdf file) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, together with all Schedules hereto, (B) from the Note Parties executed counterparts of the Holdco Guaranty, the Subsidiary Guarantee and the Security Agreement to be entered into on the Closing Date, (C) from the Issuer, a Note executed by the Issuer for each Purchaser (to be delivered directly to the Purchasers and not the Agents), (D) with respect to each Note Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Note Party, (E) executed intellectual property security agreements as required pursuant to the Security Agreement, (F) an executed Perfection Certificate, (G) insurance certificates satisfying the requirements of Section 5.07, (H) the First Lien Intercreditor Agreement and (I) the Second Lien Intercreditor Agreement Joinder.

(b) The Purchasers and the Agents shall have received: (i) a copy of each Organizational Document of the Issuer and the Guarantors and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Note Documents to which it is a party as of the Closing Date; (iii) resolutions of the board of directors or similar governing body of the Issuer and the Guarantors approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents to which such Note Party is a party as of the Closing Date, certified as of the Closing Date by such Note Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of the Issuer’s and the Guarantors’ respective jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date.

(c) The Administrative Agent shall have received all fees and other amounts due and payable by any Note Party on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Issuer under any Note Document, provided that any such fees and other amounts to be paid must be invoiced at least two (2) Business Days prior to the Closing Date and may be offset against the proceeds of the issuance of the Notes.

(d) The Purchasers and the Administrative Agent shall have received a Solvency Certificate.

(e) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date such “know your customer” anti-money laundering rules and Patriot Act information about the Issuer and the Guarantors as they shall have reasonably requested in writing at least ten (10) Business Days prior to the Closing Date.

(f) The Refinancing shall have occurred on the Closing Date.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto or to an Assignment and Assumption, each Purchaser party hereto or thereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, such Purchaser.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Termination Date, each of Holdco and the Issuer covenants and agrees with the Purchasers that:

Section 5.01 Financial Statements and Other Information. The Issuer will furnish to the Administrative Agent which will furnish to the Purchasers:

(a) concurrently with the delivery thereof to the administrative agent and the lenders under the First Lien Credit Agreement, deliver to the Administrative Agent the financial statements and related auditors’ reports and/or certificates required (and to the extent required) to be delivered under Sections 5.01(a) – (f) of the First Lien Credit Agreement (or any comparable provision), subject to the limitations set forth therein; provided that the Issuer shall be deemed to have made the same representations, warranties and certifications to the Administrative Agent and the Purchasers hereunder as if such documentation were delivered to them; provided further, that the delivery of such financial statements and related auditors’ reports and/or certificates described in this Section 5.01(a) shall be required under this Agreement in the event that the First Lien Credit Agreement is repaid in full and the commitments thereunder are terminated; and

(b) promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of Holdco or any Restricted Subsidiary as the Administrative Agent (acting at the direction of any Purchaser) may reasonably request, including information requested on behalf of any Purchaser to comply with Section 9.14; provided that none of Holdco, the Issuer nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Purchaser (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(c) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Purchaser for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the KUEHG Corp.’s (or, after an IPO, Public Company’s) Form 8-K, 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Issuer posts such documents, or provide a link thereto, on the Issuer’s website or (iii) on which such documents are posted on the Issuer’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Purchaser has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Issuer shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) the Issuer shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. Each Purchaser shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Issuer hereby acknowledges that (a) the Administrative Agent and/or the Collateral Agent will make available to the Purchasers materials and/or information provided by or on behalf of the Issuer hereunder (collectively, “Issuer Materials”) by posting the Issuer Materials on IntraLinks/IntraAgency, Syndtrak, Debt Domain or another similar electronic system (the “Platform”) and (b) certain of the Purchasers (each, a “Public Purchaser”) may have personnel who do not wish to receive material non-public information (within the meaning of foreign and United States federal and state securities laws) with respect to the Issuer, Holdco or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Issuer hereby agrees that it will use commercially reasonable efforts to identify that portion of the Issuer Materials that may be distributed to the Public Purchasers and that (w) all such Issuer Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, means that the word “PUBLIC SIDE” or “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Issuer Materials “PUBLIC SIDE” or “PUBLIC,” the Issuer shall be deemed to have authorized the Administrative Agent and the Purchasers to treat such Issuer Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Issuer, Holdco or its Affiliates, or their respective securities for purposes of foreign and United States federal and state securities laws (provided, however, that to the extent such Issuer Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Issuer Materials marked “PUBLIC SIDE” or “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) any Issuer Materials that are not marked “PUBLIC SIDE” or “PUBLIC” shall be deemed to contain material non-public information (within the meaning of foreign and United States federal and state securities laws) and shall not be suitable for posting on a portion of the Platform designated “Public Side Information.” Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NO AGENT WARRANTS THE ACCURACY OR COMPLETENESS OF THE ISSUER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE ISSUER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT IN CONNECTION WITH THE ISSUER MATERIALS OR THE PLATFORM. In no event shall any Agent have any liability to any Note Party, any Purchaser or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Issuer’s or the Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of Agent.

Section 5.02 Notices of Material Events. The Issuer will furnish to the Administrative Agent (for distribution to each Purchaser through the Administrative Agent) prompt written notice of a Responsible Officer of the Issuer’s obtaining knowledge of any of the following:

(a) the occurrence of any Default or Event of Default, in each case, except to the extent the Administrative Agent shall have furnished the Issuer written notice thereof;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Note Party thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Note Document;

(c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d) the occurrence of any loss or damage to, or any taking or condemnation of, property that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Documents required to be delivered pursuant to this Section 5.02 may be delivered electronically in accordance with Section 5.01.

Section 5.03 Reserved.

Section 5.04 Existence; Conduct of Business. The Issuer will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence (except as otherwise permitted hereunder) and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to conduct its business, except, in the case of clauses (a) (other than with respect to the Issuer) and (b), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.05 Payment of Taxes. The Issuer will, and will cause each Restricted Subsidiary to, pay all Tax liabilities (including in their capacity as a withholding agent), before any penalty accrues thereon, except where (a)(i) any such payment is being contested in good faith by appropriate proceedings and (ii) the Issuer or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provision with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Issuer will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business (other than any property referenced in Section 5.04) in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.07 Insurance. The Issuer will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly-situated Persons engaged in the same or similar business) and against such risks as is (i) customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations as reasonably determined by management of the Issuer and (ii) considered adequate by the Issuer. The Issuer will furnish to the Administrative Agent, promptly following written request, information in reasonable detail as to the insurance so maintained; provided that so long as no Event of Default has occurred and is continuing, the Issuer shall only be required to provide such information one time in any fiscal year of the Issuer. Without limiting the generality of the foregoing, the Issuer will, or will cause each Note Party to, maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance in all material respects with any applicable regulations of the Board. No later than ninety (90) days (as such period may be extended in the reasonable discretion of the Required Purchasers) after the Closing Date (or the date any such insurance is obtained, renewed or extended in the case of insurance obtained, renewed or extended after the Closing Date), the Issuer will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Required Purchasers.

Section 5.08 Books and Records; Inspection and Audit Rights. The Issuer will, and it will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all material financial transactions in relation to its business and activities. The Issuer will, and will cause each Restricted Subsidiary to, permit any representatives (which may be a Purchaser) designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested, provided that the Administrative Agent shall not exercise such rights more often than one time during any fiscal year absent the existence of an Event of Default and, in any event, only one such time shall be at the Issuer’s expense, and provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Issuer at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall provide the Issuer the opportunity to participate in any discussions with any such independent accountants. Notwithstanding anything to the contrary in this Section 5.08, neither the Issuer nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Purchaser (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.09 Compliance with Laws. The Issuer will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Issuer will maintain in effect and enforce policies and procedures intended to promote compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Corruption Laws and applicable Sanctions Laws.

Section 5.10 Use of Proceeds.

(a) The Issuer shall use the proceeds from the issuance of the Notes to consummate the Refinancing on the Closing Date and pay any expenses, including closing fees and expenses, in connection with the transactions contemplated hereby and shall use the remaining proceeds after the Closing Date for general corporate purposes.

Section 5.11 Execution of Subsidiary Guaranty and Security Documents after the Closing Date.

(a) Subject to Section 5.12(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary (including any Unrestricted Subsidiary that becomes a Domestic Restricted Subsidiary) after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary) or any Domestic Restricted Subsidiary (including any Electing Guarantor) ceases to be an Excluded Subsidiary, the Issuer or other applicable Note Parties will promptly (and in no event later than sixty (60) days thereafter or such later date as the Required Purchasers may agree in its reasonable discretion) notify Administrative Agent of that fact and cause such Domestic Restricted Subsidiary to execute and deliver to the Administrative Agent counterparts of the Subsidiary Guaranty and Security Agreement and each other Security Document and to take all such further actions and execute all such further documents and instruments as required by the Security Agreement and each other Security Document to guaranty and secure the Secured Obligations for the benefit of the Secured Parties (including all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent). In addition, as and to the extent provided in the Security Agreement (subject to all applicable exceptions and limitations therein and herein), the applicable Note Party shall deliver to the Collateral Agent all certificates, if any, representing Equity Interests of such Domestic Restricted Subsidiary (accompanied by undated stock powers, duly endorsed in blank) as required thereunder. Under no circumstance will any Note Party be required to execute any Security Documents governed by the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

(b) Subject to Section 5.12(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary), concurrently with the execution and delivery of counterparts to the Subsidiary Guaranty and Security Agreement pursuant to Section 5.11(a), such Domestic Restricted Subsidiary shall deliver to the Administrative Agent, (i) certified copies of such Domestic Restricted Subsidiary’s Organizational Documents or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Domestic Restricted Subsidiary, and (ii) a certificate executed on behalf of such Domestic Restricted Subsidiary by the secretary or similar officer of such Domestic Restricted Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Domestic Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Note Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Domestic Restricted Subsidiary executing such Note Documents.

(c) Reserved.

(d) Reserved.

(e) If, at any time, (i) a Restricted Subsidiary is designated as an Unrestricted Subsidiary or an Immaterial Subsidiary in accordance with this Agreement or (ii) an Electing Guarantor has been re-designated (at the option, and in the sole discretion, of the Issuer in accordance with Section 5.13(b)) as an Excluded Subsidiary, the Collateral Agent shall release such Subsidiary from any Subsidiary Guaranty and all Security Documents to which it may be a party and to the extent such Subsidiary’s Equity Interests were pledged (or otherwise secured) as Collateral, such pledge (or other security) shall be released and, upon the request of any Note Party, any certificates in respect thereof shall be promptly returned to the applicable Note Party. Notwithstanding the foregoing, in no event shall Equity Interests of any Unrestricted Subsidiary or any of such Unrestricted Subsidiary’s assets constitute Collateral, and the Administrative Agent and Collateral Agent shall take such actions reasonably requested by and at the sole cost and expense of, such Note Party to effect the foregoing.

(f) Subject to Section 5.12(b), (c) and (d), from and after the Closing Date, in the event that (i) any Note Party acquires fee simple interest in any Material Real Property (except to the extent subject to a Lien permitted under Section 6.02) or (ii) at the time any Person becomes a Subsidiary Note Party, such Person owns any Material Real Property (excluding any such Material Real Property subject to a Lien permitted under Section 6.02), such Note Party shall deliver to the Collateral Agent, within 120 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after such Person acquires such Material Real Property or becomes a Subsidiary Note Party, as the case may be, the following with respect to each such parcel of Material Real Property (each, an “Additional Mortgaged Property”):

(i) A fully executed and notarized Mortgage, in proper form for recording in the applicable jurisdictions required by law to establish and perfect the Mortgage in favor of the Collateral Agent, encumbering the interest of such Note Party in such Additional Mortgaged Property;

(ii) An opinion of counsel in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of such Mortgage to be recorded in such state and such other customary matters as the Required Purchasers may reasonably request;

(iii) (A) ALTA mortgagee title insurance policy or unconditional commitments therefor (the “Mortgage Policy”) issued by a Title Company with respect to such Additional Mortgaged Property, in an amount to be mutually agreed between the Issuer and the Required Purchasers, insuring title to such Additional Mortgaged Property vested in such Note Party, which such Mortgage Policy shall, to the extent available under applicable state law, include an endorsement for mechanics’ liens, for future advances under this Agreement; and (B) evidence reasonably satisfactory to the Require Purchasers that such Note Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy and (ii) paid (or made provision for payment) to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of such Mortgage Policy and all taxes and fees, including stamp taxes, mortgage recording taxes and fees and intangible taxes, payable in connection with recording the Mortgage in the appropriate real estate records;

(iv) A title report issued by the Title Company with respect thereto;

(v) An ALTA survey of the Additional Mortgaged Property to the extent already prepared and available;

(vi) To the extent available, copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policy or in the title reports delivered pursuant to clause (iv) above; and

(vii) Evidence, which may be in the form of a letter or other written document from an insurance broker or a municipal engineer or other Person reasonably acceptable to the Require Purchasers, as to whether (1) such Additional Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (B) if such Additional Mortgaged Property is a Flood Hazard Property, such Note Party’s written acknowledgement of receipt of written notification from

Require Purchasers (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) in the event such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that the applicable Note Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board.

Section 5.12 Further Assurances.

(a) Subject to Section 5.11 and Section 5.12(b), (c) and (d) and the terms, conditions and provisions of the Security Documents applicable to such Note Party, the Issuer shall, and shall cause the other Note Parties to, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (in each case, acting at the direction of any Purchaser) (i) correct any jointly identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent (in each case, acting at the direction of any Purchaser) may reasonably request from time to time, and in order to carry out more effectively the purposes thereof, in each case, to the extent required by this Agreement and the Security Documents.

(b) Notwithstanding anything in this Agreement or any Security Document to the contrary: (i) neither the Administrative Agent nor the Collateral Agent shall take, and the Note Parties shall not be required to grant, a security interest in any Excluded Property; (ii) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the Security Documents; (iii) no Note Party shall be required, nor shall the Administrative Agent or Collateral Agent be authorized, to perfect any pledges, charges, assignments, security interests and mortgages in any Collateral by any means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to Material Real Property, (B) filings in United States government offices with respect to United States Intellectual Property as expressly required by the Note Documents, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes in an amount individually in excess of $5,000,000, stock certificates of the Issuer and its Restricted Subsidiaries and other instruments issued to any Note Party in an amount individually in excess of $5,000,000, (D) mortgages in respect of Material Real Property and (E) necessary perfection steps with respect to commercial tort claims and letter of credit rights over, in each case, $5,000,000 individually, and no Note Party or Domestic Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States of America, any State thereof or the District of Columbia); (v) no Note Party shall have any obligation under any Note Document to enter into any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect; and (vi) in no event shall any Note Party be required to take any action to perfect the security interest granted under the Security Documents in Collateral consisting of (A) cash or Cash Equivalents, (B) entering into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (including securities entitlements and related assets credited thereto) or (C) other assets requiring perfection through the implementation of control agreements or perfection by “control” (other than (I) possession by the Collateral Agent to the extent expressly required under the Security Documents and (II) Equity Interests) in each case under this clause (vi), except, in each case, to the extent such perfection may be achieved by the filing of a Uniform Commercial Code financing statement.

(c) Neither the Administrative Agent nor the Collateral Agent shall obtain or perfect a security interest in any assets of any Note Party as to which the Required Purchasers shall determine, in its reasonable discretion, that the burden or cost of obtaining or perfecting such security interest and/or any material adverse tax consequences (as reasonably determined by the Issuer in consultation with the Required Purchasers) of providing such security interest is excessive in relation to the benefit to the Purchasers of the security afforded thereby (such comparison to be determined in a manner consistent with any such determination made in connection with the Closing Date) or would otherwise violate applicable law.

(d) Notwithstanding anything in this Agreement or any Security Document to the contrary, the Required Purchasers may, in their sole discretion, grant extensions of time for the satisfaction of any of the requirements under Section 5.11 and Section 5.12 in respect of any particular Collateral or any particular Subsidiary if they determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdco and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

Section 5.13 Designation of Subsidiaries.

(a) The Issuer may designate (or re-designate) any Restricted Subsidiary (other than the Issuer) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation or re-designation, no Event of Default shall have occurred and be continuing and (ii) the Issuer could incur $1.00 of Ratio Debt or the Total Net Leverage Ratio would be not less than the Total Net Leverage Ratio immediately prior to such redesignation computed, in each case, on a Pro Forma Basis immediately after giving effect to such re-designation as of the Applicable Date of Determination of any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date in accordance with this Section 5.13(a) shall constitute an Investment by the Issuer or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Issuer) of the Investments held by the Issuer and/or the applicable Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to such designation. Upon any such designation (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment”), the Issuer and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 6.04 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 5.13 shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (to the extent assumed).

(b) The Issuer may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor. The Issuer may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) after giving effect to such release, such Restricted Subsidiary shall not be a guarantor of the First Lien Term Loans, the Second Lien Term Loans, any Credit Agreement Refinancing Indebtedness, any Additional Notes, any Unrestricted Additional Notes or any Note Exchange Notes, (ii) such redesignation shall constitute an Investment by the Issuer or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Issuer) of the Investments held by the Issuer and/or the applicable Restricted Subsidiaries in such Electing Guarantor immediately prior to such re-designation and such Investments shall otherwise be permitted hereunder and (iii) any Indebtedness or Liens of such Restricted Subsidiary (after giving effect to such release) shall be deemed to be incurred at the time of such release by such Electing Guarantor and such incurrence shall otherwise be permitted hereunder.

Section 5.14 Conduct of Business. From and after the Closing Date, the Issuer and its Restricted Subsidiaries will engage only in lines of business of the type engaged in by the Issuer and its Restricted Subsidiaries on the Closing Date and similar, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or permitted Investment or other immaterial businesses).

Section 5.15 Reserved.

Section 5.16 Reserved.

Section 5.17 Post-Closing Covenants. The Issuer agrees to deliver, or cause to be delivered, to the Administrative Agent or Collateral Agent, as applicable, in form and substance reasonably satisfactory to the Required Purchasers, the items described on Schedule 5.17 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Required Purchasers in their reasonable discretion.

Section 5.18 Compliance with Environmental Laws. Holdco will, and will cause each Restricted Subsidiary to: (a) comply and to take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws, including obtaining and complying with any permit, license or other approval required thereunder; and (b) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action required under Environmental Laws to address Hazardous Materials at, on, under or emanating from any properties currently or formerly owned, leased or operated by it; provided, however, that neither Holdco nor any Restricted Subsidiary shall be required to undertake any of the obligations above to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or where the failure to undertake such obligation would not reasonably be expect to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

From and after the Closing Date and until the Termination Date, the Issuer (and, solely with respect to the covenant contained in Section 6.06, Holdco) covenants and agrees with the Purchasers as follows (it being understood that notwithstanding anything set forth to the contrary, each basket hereunder shall take into account prior usages under the First Lien Credit Agreement since the First Lien Credit Agreement Closing Date, including the incurrence of the Indebtedness hereunder):

Section 6.01 Indebtedness; Certain Equity Securities.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) (x) Indebtedness created under the Note Documents and (y) any Permitted Refinancing in respect thereof;

(ii) Indebtedness of the Issuer or any other Restricted Subsidiary to the Issuer or any other Restricted Subsidiary, provided that (A) Indebtedness of any Restricted Subsidiary that is not a Note Party to any Note Party shall be permitted by Section 6.04 (other than due to Section 6.04(aa)) and (B) Indebtedness of any Note Party to a Restricted Subsidiary that is not a Note Party shall be subordinated to the Obligations on terms which prohibit the repayment thereof after the acceleration of the Notes or bankruptcy of such Note Party;

(iii) Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any other Restricted Subsidiary, provided that (A) the Indebtedness so Guaranteed is otherwise permitted by this Section, (B) Guarantees by any Note Party of Indebtedness of any Restricted Subsidiary that is not a Note Party shall, in each case, be permitted by Section 6.04 (other than due to Section 6.04(aa)), (C) if Indebtedness being guaranteed is subordinated in right of payment to the Obligations under the Note Documents, such Guarantees permitted under this clause (iii) shall be subordinated to the applicable Note Party’s Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the Second Lien Term Loans shall be Guaranteed by any Restricted Subsidiary of the Issuer unless such Restricted Subsidiary is or, prior to, or substantially concurrent with, issuing such Guarantee, becomes a Note Party;

(iv) (A) Indebtedness incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) at any time shall not exceed the greater of $20,000,000 and 15% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available;

(v) (a) Indebtedness of (1) any Person acquired or assumed in connection with an Acquisition or permitted Investment or any assets acquired in connection therewith and (2) any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of the Issuer as a result of an Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation); provided that (A) such Indebtedness is not created in anticipation of such acquisition or redesignation, (B) immediately after giving effect to such Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Issuer would be permitted to incur at least $1.00 of additional Ratio Debt, and (C) the aggregate principal amount of such Indebtedness incurred under this clause (v) by any Restricted Subsidiary that is not a Note Party does not exceed the greater of $50,000,000 and 35% of Consolidated EBITDA at any time outstanding, and (b) any Permitted Refinancing thereof;

(vi) other Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (x) $40,000,000 and (y) 27% of Consolidated EBITDA computed on a Pro Forma Basis as of the Applicable Date of Determination;

(vii) Indebtedness owed to any Person (including obligations in respect of letters of credit, bankers’ acceptances or similar instruments issued for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, including pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice;

(viii) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business or consistent with past practice;

(ix) Indebtedness in respect of Swap Agreements not entered into for speculative purposes;

(x) [Reserved];

(xi) Indebtedness of any Restricted Subsidiary that is not a Note Party; provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (xi) shall not exceed the greater of $30,000,000 and 20% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available;

(xii) Indebtedness with respect to financial accommodations of the nature described in the definition of “Cash Management Obligations”, and other Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(xiii) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(xiv) Indebtedness arising from agreements providing for indemnification, working capital and other purchase price adjustments (including earn-outs) or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement;

(xv) Indebtedness to the seller of any business or assets permitted to be acquired by the Issuer or any Restricted Subsidiary under this Agreement; provided that the aggregate principal amount of Indebtedness permitted under this clause (xv) shall not exceed the greater of $25,000,000 and 17% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available outstanding at any time;

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) (A) First Lien Credit Agreement Refinancing Indebtedness and (B) any Permitted Refinancing of any thereof;

(xix) (a) Indebtedness described on Schedule 6.01(a) annexed hereto, including any unused commitment and (b) any Permitted Refinancing of any of the foregoing;

(xx) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xxi) Indebtedness consisting of management fees to any Sponsor and other management fees to any Sponsor not permitted to be paid (but permitted to accrue) pursuant to Section 6.09;

(xxii) Indebtedness incurred in connection with the repurchase of Equity Interests pursuant to Section 6.08(a)(viii); provided that the original principal amount of any such Indebtedness incurred pursuant this clause (xxii) shall not exceed the amount of such Equity Interests so repurchased with such Indebtedness (or with the proceeds thereof);

(xxiii) (a) Indebtedness incurred pursuant to the Second Lien Credit Agreement, Second Lien Additional Term Notes, Second Lien Unrestricted Additional Term Notes, Second Lien Refinancing Notes and Second Lien Term Loan Exchange Notes, in an aggregate principal amount not to exceed (x) $210,000,000 plus (y) the amount of any Indebtedness that may be incurred pursuant to Sections 2.20 and 6.01(a)(xxx) of the Second Lien Credit Agreement; provided that if the Second Lien Credit Agreement is amended, modified, waived or supplemented or replaced following the Closing Date, this clause (y) shall in no event allow on any date of determination an aggregate principal amount of Indebtedness to be incurred pursuant to this clause (y) that is in excess of the aggregate principal amount that could have been incurred on such date pursuant to the provisions of Sections 2.20 and 6.01(a)(xxx) in the Second Lien Credit Agreement as in effect on the Closing Date and (b) any Permitted Refinancing thereof;

(xxiv) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Issuer and its Subsidiaries;

(xxv) performance Guarantees of the Issuer and its Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Issuer or its Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(xxvi) Indebtedness (other than Indebtedness for borrowed money) supported by any Letter of Credit (as defined in the First Lien Credit Agreement), in each case, in an amount not to exceed the face amount of such Letter of Credit (as defined in the First Lien Credit Agreement);

(xxvii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Issuer to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxviii) Indebtedness incurred in connection with Permitted Sale Leaseback transactions in an aggregate principal amount not to exceed the greater of $30,000,000 and 20% of Consolidated EBITDA;

(xxix) Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility or (b) the Issuer or any Restricted Subsidiary arising under any Receivables Facility;

(xxx) (a) First Lien Additional Term Notes, First Lien Unrestricted Additional Term Notes, First Lien Refinancing Notes and First Lien Term Loan Exchange Notes and (b) Permitted Refinancings of any of the foregoing;

(xxxi) [Reserved];

(xxxii) any Ratio Debt issued or incurred by the Issuer or any of the Restricted Subsidiaries after the Closing Date so long as (A) both immediately before and after giving effect to each such incurrence and the application of the proceeds therefrom, no Event of Default has occurred and is continuing or would result therefrom; provided that to the extent the proceeds of any such Ratio Debt is being used to finance a Permitted Acquisition or other Permitted Investment, immediately before and after giving effect to the incurrence of such Ratio Debt, no Specified Event of Default exists at the time of such request or immediately after giving effect thereto, (B) no Ratio Debt shall have a final maturity date earlier than the Maturity Date, (C) no Ratio Debt shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Notes, and (D) such Ratio Debt shall have other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Issuer) to the lenders or holders providing such Ratio Debt than, those set forth in the Note Documents (except to the extent (x) such terms are conformed (or added) in this Agreement for the benefit of the Purchasers hereunder pursuant to an amendment hereto, subject solely to the reasonable satisfaction of the Required Purchasers or (y) applicable solely to periods after the Maturity Date); provided that the maximum aggregate principal amount of such Ratio Debt that may be incurred pursuant to this clause (xxxii) by a Restricted Subsidiary that is not a Note Party shall not exceed the greater of $20,000,000 and 15% of Consolidated EBITDA;

(xxxiii) Indebtedness in an amount equal to 100% of the aggregate Net Proceeds received by Holdco after the Closing Date from the issue or sale of Qualified Equity Interests plus cash contributed to Holdco and to the extent such Net Proceeds or cash have been contributed as common equity to the Issuer and is Not Otherwise Applied;

(xxxiv) Subordinated Indebtedness pursuant to Section 9.04(b)(vii)(E)(2); and

(xxxv) Indebtedness under the First Lien Loan Documents.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above in this paragraph (a) or is entitled to be incurred pursuant to clauses (iv), (v), (vi), (xi), (xv), (xviii), (xix), (xxviii), (xxix), (xxxi), (xxxii) and (xxxiii) of this paragraph (a), the Issuer, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; provided that (i) all Indebtedness outstanding under the Note Documents will be deemed to have been incurred in reliance only on the exception in clause (i) of this Section 6.01(a) and (ii) the Second Lien Obligations will be deemed to have been incurred in reliance only on the exception in clause (xxiii) of this Section 6.01. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Equity Interests.

Section 6.02 Liens. The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) (x) Liens pursuant to any Note Document and (y) Liens securing any Permitted Refinancing of the Indebtedness under the Note Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Issuer or any Restricted Subsidiary existing on the Closing Date and set forth on Schedule 6.02(c); provided that (i) such Lien shall not apply to any other property or asset of the Issuer or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, or asset of the Issuer or any Restricted Subsidiary and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (ii) such Lien shall secure only those obligations and unused commitment that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Issuer or any Restricted Subsidiary or existing on any property or asset of any Person that became or becomes a Restricted Subsidiary (including as a result of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary) after the Closing Date prior to the time such Person became or becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary as the case may be, (ii) such Lien shall not apply to any other property or asset of the Issuer or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations and unused commitments (and to the extent such obligations and commitments constitute Indebtedness, such Indebtedness is permitted hereunder) that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and fees and expenses associated therewith);

(e) Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by the Issuer or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and that is permitted by Section 6.01(a)(iv), or to extend, renew or replace such Indebtedness and that is permitted by Section 6.01(a)(v), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and (iii) such Liens shall not apply to any other property or assets of the Issuer or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(f) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4- 208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(g) Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(i) the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(j) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time does not exceed the greater of (i) $30,000,000 and (ii) 20% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available, computed on a Pro Forma Basis;

(k) Liens granted by a Restricted Subsidiary that is not a Note Party in favor of any Note Party in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such Note Party;

(l) Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 6.04 or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder;

(m) Liens on Collateral securing Indebtedness permitted pursuant to Section 6.01(a)(xxiii); provided that such Liens shall be junior to the Liens on the Collateral securing the Obligations on the terms set forth in the Second Lien Intercreditor Agreement;

(n) Liens consisting of customary rights of set-off or banker’s liens on amounts on deposit, to the extent arising by operation of law and incurred in the ordinary course of business;

(o) Liens securing reimbursement obligations permitted by Section 6.01 in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, goods covered thereby and proceeds thereto;

(p) Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto;

(q) Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements;

(r) Liens on Collateral securing obligations of any of the Note Parties in respect of Indebtedness and related obligations permitted by Section 6.01(a)(xviii), and/or Section 6.01(a)(xxx);

(s) Liens granted pursuant to a security agreement between the Issuer or any Restricted Subsidiary and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the licensee of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Issuer or such Restricted Subsidiary;

(t) Liens securing obligations referred to in Section 6.01(a)(xii) or on assets subject of any Permitted Sale Leaseback under Section 6.01(a)(xxviii);

(u) Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(v) licenses or sublicenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(w) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(x) Liens of bailees in the ordinary course of business;

(y) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Issuer and its Subsidiaries;

(z) utility and similar deposits in the ordinary course of business;

(aa) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Issuer or any Restricted Subsidiary in Joint Ventures;

(bb) Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;

(cc) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money, (ii) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(dd) the modification, replacement, renewal or extension of any Lien permitted by Section 6.02(c), (d), (e) and (j); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is not prohibited by Section 6.01;

(ee) [Reserved];

(ff) Liens securing any Swap Agreement so long as the fair market value of the Collateral securing such Swap Agreement does not exceed $9,000,000 at any time;

(gg) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(hh) [reserved];

(ii) Liens on assets and Equity Interests that do not constitute Collateral of any Restricted Subsidiary that is not a Note Party to the extent such Liens secure Indebtedness of such Restricted Subsidiary permitted by Section 6.01(a)(xi);

(jj) Liens securing Ratio Debt incurred pursuant to Section 6.01(a)(xxxii) (and subject to the applicable ratio tests set forth in the definition of “Ratio Debt”); provided that (i) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Note Party that shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations and (ii) if the Liens are secured by Collateral, (x) the obligations in respect thereof shall not be secured by Liens on the assets of the Issuer and the Restricted Subsidiaries, other than assets constituting Collateral, (y) all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect or, if the Liens are pari passu with the Obligations, pursuant to amendments to the Security Documents reasonably acceptable to the Required Purchasers, in each case taken as a whole (as determined by the Issuer) and (z) (1) if such Ratio Debt is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the representative for such Ratio Debt shall enter into the Second Lien Intercreditor Agreement and (2) if such Ratio Debt is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, a representative for such Ratio Debt shall enter into a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Purchasers not less than ten (10) Business Days before execution thereof and, if the Required Purchasers shall not have objected to such changes within ten (10) Business Days after posting, then the Required Purchasers shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations);

(kk) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose; and

(ll) Liens under the First Lien Loan Documents.

For purposes of determining compliance with this Section 6.02, in the event that an item of Liens (or any portion thereof) at any time meets the criteria of more than one of the categories described above or is entitled to be incurred pursuant to this Section 6.02, the Issuer, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such Lien (or any portion thereof) and shall only be required to include the amount and type of such Lien in one of the above clauses.

For purposes of determining compliance with any restriction on the incurrence or creation of Liens, the principal amount of Indebtedness securing such Liens denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Lien was incurred or created, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Lien is incurred or created to extend, replace, refund, refinance, renew or defease other Lien denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Lien does not exceed the principal amount of such Lien being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Lien).

Section 6.03 Fundamental Changes.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that so long as no Specified Event of Default would result therefrom:

(i) any Domestic Subsidiary (other than the Issuer) may merge into or consolidate or amalgamate with the Issuer as long as the Issuer is the surviving entity or such surviving Person shall assume the obligations of the Issuer hereunder (and if such Domestic Subsidiary is an Unrestricted Subsidiary, any Indebtedness of or Lien granted on the assets of such Domestic Subsidiary is permitted by Section 6.01 or 6.02),

(ii) [reserved],

(iii) any Domestic Subsidiary (other than the Issuer) may merge into or consolidate or amalgamate with any Subsidiary Guarantor (as long as (A) such Subsidiary Guarantor is the surviving entity, (B) such surviving entity becomes a Subsidiary Guarantor substantially concurrently with the consummation of such transaction and complies with Section 5.11 and Section 5.12 or (C) the disposition of such Subsidiary Guarantor would otherwise be permitted under Section 6.05 (other than Section 6.05(l)) or such Note Party would otherwise be permitted to be redesignated as an Excluded Subsidiary immediately prior to such transaction (and shall be deemed to be so disposed or redesignated),

(iv) [reserved],

(v) any Restricted Subsidiary that is not a Note Party may merge into or consolidate or amalgamate with (A) any other Restricted Subsidiary that is not a Note Party or (B) any Note Party,

(vi) the Issuer or any Restricted Subsidiary may consummate any Investment permitted by Section 6.04 (other than Section 6.04(aa)) (whether through a merger, consolidation, amalgamation or otherwise), provided that (A) the surviving entity shall be subject to the requirements of Section 5.11 and Section 5.12 (to the extent applicable) and (B), if the Issuer is a party to such transaction, the Issuer shall be the surviving entity or such surviving Person shall assume the obligations of the Issuer hereunder, and

(vii) any Restricted Subsidiary (other than the Issuer) may consummate any sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(l)) (whether through a merger, consolidation, amalgamation or otherwise), provided that the surviving entity shall be subject to the requirements of Section 5.11 and Section 5.12 (to the extent applicable).

In each of the preceding clauses (i), (ii) or (vi) of this Section 6.03(a), in the case of any merger, consolidation or amalgamation involving the Issuer, if the Person surviving such merger, consolidation or amalgamation is not the Issuer (any such Person, the “Successor Company”), (A) in the case of a merger, consolidation or amalgamation involving the Issuer, the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) [reserved], (C) the Successor Company shall expressly assume all the obligations of the Issuer under this Agreement and the other Note Documents to which the Issuer is a party, (D) each Guarantor of the Obligations of the Issuer, unless it is the other party to such merger, consolidation or amalgamation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Note Documents, (E) each Guarantor of the Obligations of the Issuer, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Note Documents, (F) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (D) and (G) the Successor

Company shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents; provided that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Issuer under this Agreement.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, liquidate or dissolve or transfer, convey, sell, lease, assign or otherwise dispose of all or substantially all of its assets, except that (i) any Subsidiary (other than the Issuer) may transfer, convey, sell, lease, assign or otherwise dispose of all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Issuer or any Subsidiary Guarantor, (ii) any Restricted Subsidiary (other than the Issuer) may liquidate or dissolve if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer and is not materially disadvantageous to the Purchasers, (iii) any Restricted Subsidiary that is not a Note Party may transfer, convey, sell, lease, assign or otherwise dispose of all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Issuer or any other Restricted Subsidiary, (iv) any Note Party (other than the Issuer) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Issuer or any other Subsidiary Guarantor, (v) [reserved], (vi) the Issuer or any Restricted Subsidiary may change its legal form, (vii) any merger the purpose and only substantive effect of which is to reincorporate or reorganize the Issuer or any Subsidiary in another jurisdiction in the United States, any state thereof or the District of Columbia shall be permitted and (viii) any Restricted Subsidiary (other than the Issuer) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to any Person in order to effect an Investment permitted pursuant to Section 6.04 (other than Section 6.04(aa)) or a sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(l)).

Section 6.04 Investments. The Issuer will not, and will not permit any Restricted Subsidiary to, make any Investments, except:

(a) Investments in cash and Cash Equivalents and assets that were Cash Equivalents when such Investment was made;

(b) (i) [reserved] and (ii) Permitted Acquisitions and any Investments in any Restricted Subsidiary to permit the consummation of Permitted Acquisitions;

(c) (i) Investments existing on the Closing Date, (ii) Investments contemplated on the Closing Date and set forth on Schedule 6.04(c), and (iii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment; provided that the amount of any Investment permitted pursuant to this Section 6.04(c) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date or as otherwise permitted by this Section 6.04;

(d) (i) Investments between and among the Issuer and any of the Subsidiary Note Parties; (ii) [reserved]; (iii) [reserved]; and (iv) Investments by the Issuer and any Subsidiary Note Party to any Restricted Subsidiary that is not a Note Party; provided that such Investments made after the Closing Date pursuant to clause (d)(iv) shall not exceed the greater of (A) $25,000,000 and (B) 17% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available after giving effect on a Pro Forma Basis to each proposed Investment pursuant to this clause (d)(iv) (it being understood that for purposes of calculating amounts outstanding pursuant to this clause (d)(iv), such amount shall be calculated on a net basis (without duplication of the reduction of the amount of any such Investment in respect of Returns on such Investment pursuant to the definition of “Investment”) giving effect to all Investments in the Issuer and the Subsidiary Note Parties by and Returns to the Issuer and the Subsidiary Note Parties from Restricted Subsidiaries that are not Note Parties and in the Issuer and the Subsidiary Note Parties by Joint Ventures and Unrestricted Subsidiaries); provided, further, that to the extent that any such Investments under this clause (d) constitute loans or advances made to any Note Party, such loans or advances shall be subordinated in right of payment to the Obligations upon the occurrence of an Event of Default pursuant to Section 7.01(h) or (i) or upon the acceleration of the Obligations pursuant to Section 7.01 after the occurrence of any other Event of Default.

(e) Investments made by the Issuer or any Restricted Subsidiary in any Joint Venture or any Unrestricted Subsidiary in an aggregate amount of such Investments made after the Closing Date pursuant to this clause (e) not to exceed the greater of (A) $35,000,000 and (B) 24% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available after giving effect on a Pro Forma Basis to each proposed Investment (it being understood that for purposes of calculating amounts outstanding pursuant to this clause (e), such amount shall be calculated on a net basis (without duplication of the reduction of the amount of any such Investment in respect of Returns on such Investment pursuant to the definition of “Investment”) giving effect to all Investments in the Issuer and the Subsidiary Note Parties by and Returns to the Issuer and the Subsidiary Note Parties from Restricted Subsidiaries that are not Note Parties and in the Issuer and the Subsidiary Note Parties by Joint Ventures and Unrestricted Subsidiaries);

(f) Investments made by any Restricted Subsidiary that is not a Note Party in the Issuer or any Restricted Subsidiary; provided that to the extent that any such Investments constitute loans or advances made to any Note Party, such loans or advances shall be subordinated in right of payment to the Obligations upon the occurrence of an Event of Default pursuant to Section 7.01(h) or (i) or upon the acceleration of the Obligations pursuant to Section 7.01 after the occurrence of any other Event of Default;

(g) (A) non-cash loans or advances to employees, partners, officers and directors of Holdco, the Issuer or any Subsidiary in connection with such Person’s purchase of Equity Interests of Holdco or any Parent Entity (or Public Company after the consummation of an IPO) and (B) promissory notes received from stockholders of the Issuer, Holdco, any Parent Entity or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Issuer, Holdco, any Parent Entity and the Subsidiaries;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or received as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(i) Investments in respect of Swap Agreements and Cash Management Services not entered into for speculative purposes;

(j) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Issuer or any Restricted Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Restricted Subsidiary or such consolidation or merger;

(k) Investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrances”;

(l) Investments received in connection with the disposition of any asset in accordance with and to the extent permitted by Section 6.05 (other than Section 6.05(d));

(m) receivables or other trade payables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(n) Investments resulting from Liens permitted under Section 6.02;

(o) Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(p) [Reserved];

(q) other Investments (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount at any time outstanding not to exceed the greater of (x) $35,000,000 and (y) 24% of Consolidated EBITDA as of the Applicable Date of Determination after giving effect on a Pro Forma Basis to each such proposed Investment pursuant to this clause (q);

(r) Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(s) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(t) the acquisition of additional Equity Interests of Restricted Subsidiaries from minority shareholders (it being understood that to the extent that any Restricted Subsidiary that is not a Note Party is acquiring Equity Interests from minority shareholders then this clause (t) shall not in and of itself create, or increase the capacity under, any basket for Investments by Note Parties in any Restricted Subsidiary that is not a Note Party);

(u) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(v) (a) Investments in any Receivables Facility or any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Equity Interests in such Securitization Subsidiary and (b) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility;

(w) Investments in Equity Interests in any Subsidiary resulting from any sale, transfer or other disposition by the Issuer or any Subsidiary permitted by Section 6.05, including as a result of any contribution from any parent or distribution to any Subsidiary of such Equity Interests;

(x) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(y) loans or advances to officers, partners, directors, consultants and employees of Holdco, the Issuer or any Restricted Subsidiary for (A) relocation, entertainment, travel expenses, drawing accounts and similar expenditures and (B) for other purposes in the aggregate amount not to exceed $5,000,000 at any time outstanding;

(z) other Investments (including those of the type otherwise referred to herein) in an aggregate amount not to exceed the Available Amount so long as no Specified Event of Default has occurred and is continuing or would result from the making of such Investment;

(aa) Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and dispositions permitted under Section 6.01 (other than Section 6.01(a)(ii) and (a)(iii)), Section 6.02, Section 6.03 (other than Section 6.03(a)(vi) and (b)(viii)), Section 6.05 (other than Section 6.05(b)) and Section 6.08 (other than Section 6.08(a)(xi)), respectively;

(bb) Notes repurchased by the Issuer or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(i) or Section 9.04, so long as such Notes are immediately cancelled;

(cc) cash or property distributed from any Restricted Subsidiary that is not a Note Party (i) may be contributed to other Restricted Subsidiaries that are not Note Parties, and (ii) may pass through the Issuer and/or any intermediate Restricted Subsidiaries, so long as all part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;

(dd) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than any Disqualified Equity Interests) of the Issuer, Holdco or any Parent Entity (or, if after an IPO, Public Company) or proceeds of an equity contribution initially made to Holdco (and Not Otherwise Applied) in each case to the extent contributed to the Qualified Equity Interests of the Issuer;

(ee) Guarantee obligations of the Issuer or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Issuer to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ff) (i) loans and advances to Holdco or any Parent Entity (or Public Company after the consummation of an IPO) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 6.08 (other than Section 6.08(a)(xi)) or (ii) other Investments in lieu of and not in excess of the amount of (after giving effect to any other such Investments or payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness pursuant to Section 6.08(b)(ix)), Restricted Payments to the extent permitted to be made in accordance with Section 6.08(a)(xiv);

(gg) [reserved];

(hh) purchases and acquisitions (including purchases of inventory, equipment, supplies and materials and of services) and the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(ii) Guarantees by the Issuer or any Restricted Subsidiary of leases (other than capital leases), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(jj) additional Investments; provided that as of the Applicable Date of Determination after giving effect on a Pro Forma Basis to each such proposed Investment pursuant to this clause (jj), (i) the Total Net Leverage Ratio shall be no greater than 4.50:1.00 and (ii) no Event of Default shall have occurred and be continuing; and

(kk) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(b)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 6.04(b). In addition, to the extent an Investment is permitted to be made by a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not a Note Party (each such person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to the Issuer and further advanced or contributed by the Issuer to a Subsidiary Note Party or other Restricted Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Restricted Subsidiary directly to the Target Person).

Section 6.05 Asset Sales. The Issuer will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it, nor will the Issuer permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than (i) any Restricted Subsidiary issuing directors’ qualifying shares and (ii) any Restricted Subsidiary issuing Equity Interests to the Issuer or another Restricted Subsidiary or ratably to its holders of its Equity Interests), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, goods or services or immaterial assets in the ordinary course of business, (ii) obsolete, worn-out, uneconomic, damaged or surplus property or property that is no longer economically practical or commercially desirable to maintain or used or useful in its business, whether now or hereafter owned or leased or acquired in connection with an Acquisition, (iii) cash, Cash Equivalents and other investment securities in the ordinary course of business, (iv) accounts in the ordinary course of business for purposes of collection, and (v) assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $6,500,000 or less and the aggregate value of such assets sold during any fiscal year of the Issuer is equal to $13,000,000 or less;

(b) sales, transfers, leases and other dispositions to the Issuer or any Subsidiary (including by contribution, disposition, dividend or otherwise); provided that if the transferor of such property is a Note Party, then (x) the transferee thereof must be a Note Party or (y) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Note Party, such Disposition (1) is in the ordinary course of business, (2) for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Note Party in accordance with Section 6.04 (other than Section 6.04(l) and (aa)), or (3) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Note Party in accordance with Section 6.04 (other than Section 6.04(l) and (aa));

(c) sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.04 (other than Section 6.04(l) and (aa)) hereunder or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary are sold);

(e) leases or licenses or subleases or sublicenses entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdco and the Restricted Subsidiaries taken as a whole;

(f) conveyances, sales, transfers, licenses, including, for the avoidance of doubt, any licensing of curriculums, or sublicenses or other dispositions of Software or other rights in Intellectual Property in the ordinary course of business or pursuant to a research or development agreement in which the counterparty to such agreement receives a license to Software or other Intellectual Property that result from such agreement;

(g) dispositions resulting from any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Issuer or any Restricted Subsidiary;

(h) the abandonment, lapse, expiration or other disposition of Intellectual Property, whether now or hereafter owned or leased or acquired in connection with an Acquisition or other permitted Investment that is, in the reasonable good faith judgment of the Issuer, no longer economically practicable or commercially desirable to maintain or used or useful in the business of the Issuer and the Restricted Subsidiaries;

(i) [Reserved];

(j) dispositions from and after the Closing Date of non-core or obsolete assets acquired in connection with any Acquisition or other permitted Investments;

(k) sales, transfers and other dispositions by the Issuer or any Restricted Subsidiary of assets since the Closing Date so long as (A) such disposition is for fair market value (as determined in good faith by the Issuer or such Restricted Subsidiary), (B) if at the time of execution of a binding agreement in respect of such sale, transfer or other disposition, no Event of Default has occurred and is continuing or would result therefrom, (C) at least 75% of the consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Issuer or any of its Restricted Subsidiaries and the valid release of the Issuer or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Issuer or any of its Restricted Subsidiaries from the transferee that are converted by the Issuer or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) [Reserved], (D) consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Issuer or any Restricted Subsidiary and (E) in connection with an asset swap, all of which shall be deemed “cash”) received is cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of (x) $47,000,000 and (y) 32% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and all of the consideration received is at least equal to the fair market value of the assets sold, transferred or otherwise disposed of and (D) the Net Proceeds thereof shall be subject to Section 2.11(c);

(l) sales, transfers and other dispositions permitted by Section 6.03 (other than Section 6.03(a)(vii) or (b)(viii));

(m) the sale or exchange of specific items of property, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of property that are the functional equivalent of the item of property so sold or exchanged;

(n) the incurrence of Liens permitted hereunder;

(o) [reserved];

(p) [reserved];

(q) sales or dispositions of Equity Interests of any Subsidiary (other than the Issuer) in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(r) samples, including time-limited evaluation software, provided to customers or prospective customers;

(s) de minimis amounts of equipment provided to employees;

(t) sales, transfers and other dispositions of any Equity Interests in Unrestricted Subsidiaries or their assets;

(u) Restricted Payments made pursuant to Section 6.08;

(v) Permitted Sale Leasebacks in an aggregate principal amount not to exceed the greater of $30,000,000 and 20% of Consolidated EBITDA;

(w) the unwinding of any Cash Management Services or Swap Agreement pursuant to its terms;

(x) sales, transfers or other dispositions of Investments in Joint Ventures or any Subsidiary that is not a wholly owned Restricted Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in Joint Venture arrangements and similar binding agreements;

(y) the Issuer and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Issuer or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to the Issuer or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Issuer or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, Holdco, the Issuer or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(z) any Disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the Disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(aa) [Reserved];

(bb) other Dispositions (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount not to exceed the greater of (x) $6,500,000 and (y) the Consolidated EBITDA generated by or attributable to all such property Disposed of shall not exceed 4% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available; and

(cc) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of Holdco and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer.

Section 6.06 Permitted Activities of Holdco. Holdco (i) shall not engage in any material business or material activity other than (1) the ownership of all the outstanding Equity Interests in the Issuer (or, indirectly through the Issuer, other Equity Interests in accordance with clause (ii) below) and activities incidental thereto, (2) [reserved], (3) corporate maintenance activities (including the payment and incurrence of taxes and similar administrative expenses associated with being a holding company), (4) repurchases of Indebtedness and (5) activities otherwise permitted pursuant to this Section 6.06, (ii) shall not own or acquire any material assets (other than Equity Interests of the Issuer or any other direct or indirect Subsidiary of the Issuer, Indebtedness of the Issuer and its Restricted Subsidiaries and cash and Cash Equivalents), (iii) shall not create, incur, assume or permit to exist any Lien on the Equity Interests of the Issuer owned by it, other than Liens under the Note Documents, Liens permitted by Section 6.02(r) and Section 6.02(jj) or non-consensual Liens of the type permitted under Section 6.02, (iv) may make any public offering of its common stock or any other issuance of its Equity Interests, (v) may engage in financing activities, including the issuance of equity securities, incurrence of unsecured holding company debt (provided that (1) neither the Issuer nor Restricted Subsidiary is a borrower or a guarantor with respect to such debt and (2) such debt shall have a final maturity date that is after the the Maturity Date), payment of Restricted Payments, contribute to the capital of the Issuer and the Subsidiaries described in clause (ii) above and guarantee the obligations of the Issuer and the Subsidiaries described in clause (ii) above, (vi) may participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdco and the Issuer, (vii) may provide indemnification and other benefits to officers, directors and employees, (viii) the performance of its obligations with respect to the Note Documents, the Second Lien Note Documents and any other Indebtedness permitted to be incurred hereunder, (ix) may receive any state subsidies (which amounts shall be excluded from the calculation of Consolidated Net Income and Consolidated EBITDA to the extent not contributed to the common equity of the Issuer), (x) may engage in activities incidental or reasonably related to the foregoing and (xi) may engage in any transaction with the Issuer or any Restricted Subsidiary to the extent that the Issuer or such Restricted Subsidiary is expressly permitted to enter into or consummate such transaction with Holdco under this Article VI.

Section 6.07 [Reserved].

Section 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(i) (A) the Restricted Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests and (B) any Restricted Subsidiary may make a Restricted Payment to the Issuer or any other Restricted Subsidiary (so long as, in the case of this clause (B), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by the Issuer, such Restricted Payment is made ratably among the holders of its Equity Interests);

(ii) the Issuer and the Restricted Subsidiaries may declare and make Restricted Payments with respect to their Equity Interests payable solely in shares of Qualified Equity Interests (so long as, in the case of this clause (ii), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by the Issuer, such Restricted Payment is made ratably among the holders of its Equity Interests);

(iii) the Issuer and the Restricted Subsidiaries may make Restricted Payments at such times and in such amounts as shall be necessary to permit any Parent Entity (or, after an IPO, the Public Company) and Holdco to discharge their respective general corporate and overhead or other expenses (including administrative, legal, accounting and similar expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to officers and employees of Holdco or any Parent Entity and directors fees and director and officer indemnification obligations) incurred in the ordinary course;

(iv) the Issuer and the Restricted Subsidiaries may make Restricted Payments to Holdco to enable Holdco to make payments to any Parent Entity (or, after an IPO, the Public Company) at such times and in such amounts as are necessary to make payments of or on account of (1) monitoring or management or similar fees or transaction fees and (2) reimbursement of out-of-pocket costs, expenses and indemnities, in each case to any Equity Investor or any of its Affiliates, in each case to the extent permitted by Section 6.09;

(v) payments made or expected to be made by Holdco, the Issuer or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vi) the Restricted Subsidiaries may make a Restricted Payment in connection with the acquisition of additional Equity Interests in any Restricted Subsidiary from minority shareholders;

(vii) the Issuer or any Restricted Subsidiary may make repurchases of Equity Interests in Holdco, the Issuer or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards;

(viii) the Issuer and the Restricted Subsidiaries may make Restricted Payments to allow any Parent Entity (or, after an IPO, the Public Company), Holdco, the Issuer or any Restricted Subsidiary to purchase Holdco’s, such Parent Entity’s (or, after an IPO, the Public Company’s) preferred stock, common stock, restricted stock or common stock options from present or former consultants, directors, manager, officers or employees of any Parent Entity (or, after an IPO, the Public Company), Holdco, the Issuer or any Subsidiary, or their estates, descendants, family, spouses or former spouses, upon the death, disability or termination of employment of such consultant, director, officer or employee or pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of Parent Entity (or, after an IPO, the Public Company), Holdco, the Issuer or any Subsidiary (including, for the avoidance of doubt, distributions to allow Holdco or any direct or indirect parent of Holdco to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of such Restricted Subsidiary (or the Issuer or any other direct or indirect parent thereof) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons; provided that the aggregate amount of payments under this clause (viii) subsequent to the Closing Date (net of proceeds received by any Parent Entity or Holdco (or, after an IPO, the Public Company) subsequent to the date hereof in connection with resales of any stock or common stock options so purchased (which to the extent that such cash proceeds from the issuance of any such stock are utilized to make payments pursuant to this clause in excess of the amounts otherwise permitted hereunder then such equity proceeds so utilized are Not Otherwise Applied)) shall not exceed $6,500,000 (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $13,000,000 in any fiscal year) per fiscal year, plus the amount of any key-man life insurance policies; provided that the cancellation of Indebtedness owing to Holdco (or any Parent Entity), the Issuer or any of its Subsidiaries in connection with a repurchase of any such Equity Interests and the redemption or cancellation of such Equity Interests without cash payment will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(ix) [Reserved];

(x) Restricted Payments made (i) [reserved], (ii) in respect of working capital adjustments or purchase price adjustments pursuant to the Purchase Agreement, any Permitted Acquisition or other permitted Investments (other than pursuant to Section 6.08(a)), (iii) to satisfy indemnity and other similar obligations under the Purchase Agreement, Permitted Acquisitions or other permitted Investments and (iv) to holders of restricted stock, restricted stock units, unit appreciation rights, or similar equity awards under any equity plan and phantom stock awards as contemplated by and in accordance with the Purchase Agreement, or to Sponsors on behalf of such holders;

(xi) Restricted Payments necessary to consummate transactions permitted pursuant to Section 6.03 and to make Investments permitted pursuant to Section 6.04 (other than pursuant to Section 6.08(a));

(xii) the Issuer and the Restricted Subsidiaries may forgive or cancel any Indebtedness owed to the Issuer or any Restricted Subsidiary issued for repurchases of Holdco’s (or, after an IPO, Public Company’s) or any Parent Entity’s Equity Interests;

(xiii) [reserved];

(xiv) the Issuer or any Restricted Subsidiary may make additional Restricted Payments in an amount that shall not exceed the greater of (A) $15,000,000 and (B) 10% of Consolidated

EBITDA for the most recently ended four fiscal quarter period for which financial statements are available (less the aggregate amount of Investments made in reliance on Section 6.04(ff)(ii) and payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness made in reliance on Section 6.08(b)(ix));

(xv) the Issuer or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by Holdco or any Parent Entity after the Closing Date from the issuance or sale of Qualified Equity Interests of Holdco or any Parent Entity (or, if after an IPO, Public Company) or proceeds of an equity contribution initially made to Holdco, in each case to the extent such proceeds have been contributed to the common equity of the Issuer (which such equity proceeds so utilized are Not Otherwise Applied);

(xvi) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligations, in each case in connection with a Qualified Securitization Financing or a Receivables Facility;

(xvii) the Issuer and the Restricted Subsidiaries may make Restricted Payments the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement, so long as the proceeds of such offering were intended to be contributed to the Issuer or any Restricted Subsidiary or such offering was otherwise related to the business of the Issuer and the Restricted Subsidiaries;

(xviii) the Issuer and the Restricted Subsidiaries may make Restricted Payments to Holdco to enable Holdco to make payments to any Parent Entity to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder and (b) honor any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Qualified Equity Interests of Holdco (or any Parent Entity)) and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xix) after an IPO, Public Company may (and the Issuer and the Restricted Subsidiaries may make any Restricted Payment by the Public Company or any other direct or indirect parent of the Public Company to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) additional Restricted Payments so that Public Company may) declare and pay regular quarterly dividends on its common stock (or similar Equity Interests of Public Company) in an amount not to exceed 6% per year of the aggregate net cash proceeds of such IPO that were actually received by or contributed to the Qualified Equity Interests of the Issuer in or from all such public offerings;

(xx) the Issuer and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided, however, that at the time of making such Restricted Payment (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such proposed Restricted Payment pursuant to this clause (xx), the Total Net Leverage Ratio shall be no greater than 5.70:1.00;

(xxi) the Issuer may make Restricted Payments consisting of Equity Interests in any Unrestricted Subsidiary, whether pursuant to a distribution, dividend or any other transaction not prohibited hereunder;

(xxii) [reserved];

(xxiii) the making of any Restricted Payment within sixty (60) days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have complied with another provision of this Section 6.08(a); provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when the declaration is so made; and

(xxiv) additional Restricted Payments; provided that as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such proposed Restricted Payment pursuant to this clause (xxiv), (i) the Total Net Leverage Ratio shall be no greater than 4.25:1.00 and (ii) no Event of Default shall have occurred and be continuing.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to make any voluntary payment or other distribution (whether in cash, securities or other property), of or in respect of principal or interest, or such payment by way of the purchase, redemption, retirement, acquisition, cancellation or termination, in each case prior to the final scheduled maturity thereof, of any Material Indebtedness that is (x) unsecured, (y) contractually subordinated in right of payment to any of the Obligations (it being understood that Indebtedness shall not be deemed to be subordinated in right of payment to the Obligations merely because such Indebtedness is secured by a Lien that is junior to the Liens securing the applicable portion of the Obligations) or (z) Indebtedness that has a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, except:

(i) payment of regularly scheduled interest and principal payments (and fees, indemnities and expenses payable) as, and when due in respect of any such Indebtedness to the extent permitted by any subordination or intercreditor provisions in respect thereof;

(ii) refinancings, replacements, substitutions, extensions, restructurings, exchanges and renewals of any such Indebtedness to the extent such refinancing, replacement, exchange or renewed Indebtedness is permitted by Section 6.01 and any fees and expenses in connection therewith;

(iii) payments of intercompany Indebtedness permitted under Section 6.01 to the extent permitted by any subordination provisions in respect thereof;

(iv) convert, exchange, redeem, repay or prepay such Indebtedness into or for Equity Interests of Holdco or any Parent Entity (other than Disqualified Equity Interests of Holdco or such Parent Entity, except to the extent permitted under Section 6.01(a)(xxxiii));

(v) AHYDO Catch-Up Payments relating to Indebtedness of the Issuer and its Restricted Subsidiaries so long as no Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing;

(vi) any such payments or other distributions in an amount not to exceed the Available Amount; provided, however, that (i) at the time of such payments or distributions, no Event of Default has occurred and is continuing or would result therefrom and (ii) as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such proposed Restricted Payment pursuant to this clause (vi), the Total Net Leverage Ratio shall be no greater than 5.70:1.00;

(vii) payments or distributions made with net proceeds received by Holdco or any Parent Entity after the Closing Date from the issuance or sale of Qualified Equity Interests of Holdco or any Parent Entity (or, if after an IPO, Public Company) or proceeds of an equity contribution initially made to Holdco to the extent such proceeds have been contributed to the Qualified Equity Interests of the Issuer (which such equity proceeds so utilized are Not Otherwise Applied);

(viii) the payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness within sixty (60) days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 6.08(b); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision;

(ix) other payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness in lieu of and not in excess of the amount of (after giving effect to any other such payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness or Investments pursuant to Section 6.04(ff)(ii)), Restricted Payments to the extent permitted to be made in accordance with Section 6.08(a)(xiv); and

(x) other payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness; provided that as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness pursuant to this clause (x), (i) the Total Net Leverage Ratio shall be no greater than 4.25:1.00 and (ii) no Event of Default shall have occurred and be continuing.

Section 6.09 Transactions with Affiliates. The Issuer will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, with a fair market value in excess of $5,000,000 except:

(a) transactions at prices and on terms and conditions (taken as a whole) not materially less favorable to the Issuer or such Restricted Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by the Issuer);

(b) transactions between or among the Issuer and the Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) not involving any other Affiliate;

(c) loans or advances to employees, officers and directors permitted under Section 6.04;

(d) payroll, travel and similar advances to cover matters permitted under Section 6.04;

(e) the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of Holdco, the Issuer or any Restricted Subsidiary;

(f) compensation (including bonuses) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers, consultants or employees of Holdco, the Issuer or the Subsidiaries in the ordinary course of business, including in connection with any transaction permitted hereunder;

(g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans;

(h) any payments to any (x) Sponsor or its Affiliates of or on account of monitoring, management, consulting, advisory or similar fees (including termination and transaction fees) payable pursuant to and in accordance with the Services Agreement (which fees payable in any fiscal year pursuant to this subclause (x) shall not exceed the amount permitted to be paid pursuant to the Services Agreement as in effect on the Closing Date); provided that, upon the occurrence and during the continuance of a Specified Event of Default such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default and (y) Equity Investor or its Affiliates for reimbursement of out-of-pocket costs and expenses and indemnities in connection therewith;

(i) payment of customary transaction fees payable to any Sponsor or its Affiliates by the Issuer and any Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of Holdco in good faith;

(j) any Restricted Payment and payments on Indebtedness not prohibited by Section 6.08;

(k) any transaction among Holdco and its Parent Entities, the Issuer and its Subsidiaries for the sharing of liabilities for taxes so long as the payments made pursuant to such transaction are made by and among the members of Holdco’s or the Issuer’s “affiliated group” (as defined in the Code); provided that any payments by the Issuer and its Subsidiaries to Holdco and/or the Parent Entities shall be permitted only to the extent permitted under Section 6.08(a)(iii);

(l) transactions between and among the Issuer and its Subsidiaries which are in the ordinary course of business and transactions between the Issuer, Holdco and its direct or indirect shareholders in the ordinary course of business with respect to the Equity Interests in Holdco or any Parent Entity, such as shareholder agreements, registration agreements and including providing expense reimbursement and indemnities in respect thereof;

(m) [reserved];

(n) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary;

(o) Affiliate repurchases of the Notes and the holding of such Notes and the payments and other transactions contemplated herein in respect thereof;

(p) transactions set forth on Schedule 6.09, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Secured Parties in any material respect (taken as a whole);

(q) any customary transaction with a Receivables Facility or a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(r) [Reserved];

(s) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Issuer and the Restricted Subsidiaries in such joint venture) in the ordinary course of business;

(t) loans and other transactions by and among the Issuer and its Restricted Subsidiaries to the extent not prohibited Section 6.06 (other than Section 6.06(x));

(u) transactions by the Issuer and its Restricted Subsidiaries with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Issuer and the Restricted Subsidiaries, as determined in good faith by the board of directors or the senior management of the relevant Person, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(v) any transaction between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer or a Joint Venture or similar entity that would constitute an Affiliate transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Joint Venture or similar entity;

(w) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.09;

(x) (i) investments by Equity Investors in securities of the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Equity Investors in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Equity Investors in respect of securities or loans of the Issuer or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; provided that with respect to securities of the Issuer or any Restricted Subsidiary contemplated in clause (i) above, such investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities; and

(y) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdco or any direct or indirect parent thereof pursuant to the equityholders agreement, limited liability company agreement or the registration rights agreement entered into on or after the Closing Date.

Section 6.10 Restrictive Agreements. The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits, restricts or imposes any condition upon:

(a) the ability of the Issuer or any other Note Party to create, incur or permit to exist any Lien in favor of the Secured Parties upon any of its Collateral; or

(b) the ability of any Restricted Subsidiary to make Restricted Payments or to make or repay loans or advances to the Issuer or any Restricted Subsidiary,

provided that the foregoing clauses (a) and (b) shall not apply to:

(i) restrictions and conditions imposed by (A) any law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Issuer or any of its Subsidiaries, (B) any Note Document, any agreements evidencing secured Indebtedness permitted by this Agreement or any documents governing the Note Exchange Notes, the Additional Notes, the Unrestricted Additional Notes, the Credit Agreement Refinancing Indebtedness, the Refinancing Notes, the Second Lien Notes, the Second Lien Notes, the Second Lien Incremental Facility, the Second Lien Credit Agreement Refinancing Indebtedness, the Second Lien Additional Notes, the Second Lien Unrestricted Additional Notes, Second Lien Refinancing Notes and the Second Lien Note Exchange Notes (and Guarantees thereof by the Guarantors) and any documentation providing for any Permitted Refinancing thereof or (C) other agreements evidencing Indebtedness permitted by Section 6.01, provided that in each case under this clause (i) such restrictions or conditions (x) apply solely to a Restricted Subsidiary that is not a Note Party, (y) are no more restrictive than the restrictions or conditions set forth in the Note Documents, or (z) do not materially impair the Issuer’s ability to pay its obligations under the Note Documents as and when due (as determined in good faith by the Issuer);

(ii) restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement materially expands the scope of any such restriction or condition (as determined in good faith by the Issuer);

(iii) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(iv) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or transfer thereof or other assets subject thereto;

(v) (A) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of such Subsidiary or (B) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(vi) restrictions created in connection with any Qualified Securitization Financing;

(vii) restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary, provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Issuer or any other Restricted Subsidiary;

(viii) customary provisions in shareholders agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any Joint Venture or non-wholly owned Restricted Subsidiary and other similar agreements applicable to Joint Ventures and non-wholly owned Restricted Subsidiaries and applicable solely to such Joint Venture or non-wholly owned Restricted Subsidiary and the Equity Interests issued thereby;

(ix) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(x) any restrictions regarding licensing or sublicensing by the Issuer and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business;

(xi) arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04;

(xii) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 6.01 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Note Documents (as determined by the Issuer) or (b) either (I) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments required hereunder or (II) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument.

Section 6.11 Amendment of Material Documents. The Issuer will not, and will not permit any Restricted Subsidiary to amend or otherwise modify (a) any of its Organizational Documents in a manner that would reasonably be expected to cause a Material Adverse Effect or (b) any term or condition of any Material Indebtedness (other than any permitted intercompany Indebtedness owing to the Issuer or any Restricted Subsidiary) that is (i) unsecured, (ii) contractually subordinated in right of payment to any of the Obligations or (iii) Indebtedness that has a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, except (x) in accordance with the terms of the Second Lien Intercreditor Agreement or other applicable intercreditor agreement to the extent such amendment or modification would not be materially adverse to the Purchasers or (y) as permitted pursuant to or reasonably necessary to effect a Permitted Refinancing thereof.

Section 6.12 Reserved.

Section 6.13 Changes in Fiscal Year. The Issuer will not change its fiscal year for financial reporting purposes from the Saturday occurring closest to December 31 of each calendar year; provided, however, that the Issuer may, upon written notice to the Administrative Agent, change such fiscal year (and the year of the Restricted Subsidiaries) to any other fiscal year reasonably acceptable to the Required Purchasers, in which case, the Issuer and the Administrative Agent will, and are hereby authorized by the Purchasers to, make any adjustments to this Agreement and to the covenants contained herein that are reasonably necessary in order to reflect such change.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Issuer shall fail to pay any principal of any Note when and as the same shall become due and payable;

(b) the Issuer shall fail to pay (x) any interest on any Note, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (y) or any fee payable hereunder or any other amount due under this Agreement or any other Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification, when taken as a whole, made or deemed made by any Note Party in any Note Document shall be false or incorrect in any material respect as of the date made or deemed made;

(d) either the Issuer or Holdco shall default in the performance or compliance of Section 5.02(a), Section 5.04 (solely with respect to the existence of either Issuer in its jurisdiction of organization or incorporation, if applicable), Section 5.10, Section 5.17 or in Article VI;

(e) any Note Party shall default in the performance or compliance of any term contained in any Note Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and default shall continue unremedied and unwaived for a period of thirty (30) days after receipt by the Issuer of written notice thereof from the Administrative Agent or the Required Purchasers;

(f) the Issuer or any Restricted Subsidiary shall fail to make any payment beyond all applicable grace periods (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided in the applicable instrument or agreement under which such Material Indebtedness was created, provided that this paragraph (f) shall not apply to any such failure that (x) is remedied by the Issuer or applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Notes pursuant to this Section 7.01;

(g) (i) any breach or default (after all applicable grace periods having expired and all required notices having been given) by the Issuer or any Restricted Subsidiary of any Material Indebtedness if the effect of such breach or default is to cause such Material Indebtedness to become due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices having been given) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (B) Indebtedness which is convertible into Equity Interest and converts to Equity Interests in accordance with its terms or (C) any breach or default that (x) is remedied by the Issuer or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Notes pursuant to this Section 7.01 or (ii) if there is an involuntary “early termination event” or other similar event (which event shall extend beyond any applicable cure periods or grace periods) shall have occurred in respect of obligations owing under any Swap Agreement of the Issuer or any Restricted Subsidiary, and the amount of such obligations, either individually or in the aggregate for all such Swap Agreements at such time, is in excess of $25,000,000; provided that, in respect of obligations owing under any such Swap Agreement owed to the applicable counterparty at such time, the amount for purposes of this Section 7.01(g)(ii) shall be the amount payable on a net basis by the Issuer or such Restricted Subsidiary to such counterparty (after giving effect to all netting arrangements) if such Swap Agreement were terminated at such time); provided that this paragraph (g)(ii) shall not apply to any such event that (x) is remedied by the Issuer or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the applicable counterparty, in either case, prior to the acceleration of all the Notes pursuant to this Section 7.01; provided further that any default under any financial covenant (including any financial covenant under the First Lien Credit Agreement) under definitive documentation in respect of any Indebtedness secured on a pari passu basis with the Obligations shall not constitute a default hereunder unless and until the beneficiaries of such financial covenant have terminated all commitments and accelerated the payment of all outstanding Indebtedness having the benefit of such financial covenant;

(h) subject to Section 7.02, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of Holdco, the Issuer or any other Restricted Subsidiary, or of all or a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdco, the Issuer or any other Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding shall continue undismissed and unstayed for sixty (60) consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(i) subject to Section 7.02, Holdco, the Issuer or any other Restricted Subsidiary shall (i) voluntarily commence any proceeding seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdco, the Issuer or any other Restricted Subsidiary or for all or a substantial part of its assets or (iv) make a general assignment for the benefit of creditors;

(j) any unsatisfied, final, non-appealable judgment(s) for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) shall be rendered against the Issuer or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbounded and unstayed for a period of sixty (60) consecutive days;

(k) an ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Note Party not to be (other than in an informational notice to the Administrative

Agent), a valid and perfected (if and to the extent required to be perfected under the applicable Security Document) Lien on any Collateral with a fair market value in excess of $12,500,000 at any time, with the priority required by the applicable Security Document (subject to Liens permitted under Section 6.02), except (i) as a result of the release of a Note Party or the sale, transfer or other disposition to a Person that is not a Note Party of the applicable Collateral (including as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) in a transaction permitted under the Note Documents or the occurrence of the Termination Date, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Security Documents) or (iii) as a result of the Collateral Agent’s failure to take any action required to maintain or perfect a security interest in any other Collateral (solely to the extent that the Issuer provides the Collateral Agent written notice thereof in accordance with the Note Documents, the Collateral Agent and the Issuer have agreed in writing that the Collateral Agent will be responsible for taking such action, the Required Purchasers have delivered a direction to the Collateral Agent to take such action and the Issuer has prefunded any fees, costs and expenses associated with such actions); or

(m) at any time after the execution and delivery thereof, any material portion of the Guarantee of the Obligations under the Guarantees shall for any reason other than the occurrence of the Termination Date or as expressly permitted hereunder or thereunder (including or as a result of a transaction permitted hereunder) cease to be in full force and effect, or any Note Party shall contest the validity or enforceability in writing or repudiate, rescind or deny in writing that it has any further liability or obligation under any Note Document other than as a result of the occurrence of the Termination Date, the sale or transfer of such Note Party (including the designation as an Unrestricted Subsidiary) or as a result of a transaction permitted hereunder or thereunder;

then, and in every such event (other than an event with respect to the Issuer described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Purchasers (accompanied by, if requested, indemnity satisfactory to the Administrative Agent) shall, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) [reserved]; and (ii) declare the outstanding amounts under the Notes to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Issuer accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer; and in the case of any event with respect to the Issuer described in paragraph (h) or (i) of this Section 7.01, the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of the Issuer accrued hereunder, shall automatically become due and payable by the Issuer, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer.

Section 7.02 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or an Event of Default has occurred under paragraph (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that did not, as of the last day of the fiscal quarter of the Issuer most recently ended, have assets with a value equal to or greater than 5.0% of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date, provided that if it is necessary to exclude more than one Restricted Subsidiary from paragraph (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default or an Event of Default, the aggregate value of the assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 10.0% of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date.

Section 7.03 Reserved.

Section 7.04 Application of Proceeds.

(a) Upon the occurrence and during the continuation of an Event of Default, if requested by the Required Purchasers, or upon acceleration of all the Obligations pursuant to Section 7.01, all proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Note Document shall be applied by the Administrative Agent as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to each Agent in its capacity as such;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Purchasers, ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Purchasers in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the payment of all other Secured Obligations of the Note Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(vi) Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Issuer or as otherwise required by law.

ARTICLE VIII

The Administrative Agent

Section 8.01 Appointment of Agents. Each of the Purchasers hereby irrevocably appoints Wilmington Trust, National Association, to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Note Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Note Documents, together with such actions and powers as are reasonably incidental thereto. Unless otherwise specifically set forth herein, the Collateral Agent shall have all the rights and benefits of the Administrative Agent set forth in this Article.

The Collateral Agent shall act as the “collateral agent” under the Note Documents, and each of the Purchasers hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Purchaser for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Note Parties pursuant to the Security Documents to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or the Required Purchasers, shall be entitled to the benefits of all provisions of this Article VIII and Section 9.03 (as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Note Documents) as if set forth in full herein and in the other Note Documents with respect thereto.

No Agent is, or shall be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

Section 8.02 Rights of Purchaser. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Administrative Agent and Collateral Agent, and with respect to any of its Notes issued and purchased hereunder, if any, the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdco or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Purchasers.

Section 8.03 Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein or in the other Note Documents. Without limiting the generality of the foregoing the Administrative Agent and Collateral Agent, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Administrative Agent or Collateral Agent is required to exercise in writing as directed by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Note Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent to liability or that is contrary to any Note Document or applicable law or for which the Administrative Agent and Collateral Agent are indemnified to their satisfaction, (c) shall not except as expressly set forth herein or in the other Note Documents, have any duty to disclose, and shall not be liable to the Purchasers for the failure to disclose, any information relating to Holdco, the Issuer or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity and (d) shall not be required to expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or under the other Note Documents or in the exercise of any of its rights or power. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction. The

Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and Collateral Agent by Holdco, or the Issuer or a Purchaser, and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or express conditions set forth in any Note Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Note Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or that the Liens granted to the Collateral Agent pursuant to any Security Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) perfecting or maintaining the perfection of the Administrative Agent’s and Collateral Agent’s security interest, including without limitation, the Administrative Agent and Collateral Agent having no duty to file, register or record any financing statements (or amendments thereto), continuation statements, instruments, agreements or other documents. The Administrative Agent shall have no obligation to monitor whether any amendment or waiver to any Note Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent in such amendment or waiver. Whether or not expressly set forth in any other Note Document to which the Administrative Agent or Collateral Agent is a party, in executing, delivering and performing under any such Note Document, the Administrative Agent and the Collateral Agent shall each be entitled to all of the rights, privileges, immunities and indemnities granted to them under this Agreement.

Notwithstanding any provision to the contrary contained elsewhere herein or in any other Note Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Purchaser or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Note Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority, acts of God, earthquakes, fires, floods, terrorism, wars and other civil or military disturbances, sabotage, epidemics, riots, business interruptions, interruptions, loss or malfunctions of utilities, computer (hardware or software), or communication services, accidents, labor disputes, acts of civil or military authority or governmental actions, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

Section 8.04 Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, order, judgment or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability to the Purchasers for relying thereon. Each of the Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the Required Purchasers (or such other number of Purchasers as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 8.05 Delegation of Duties. Each of the Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Documents by or through any one or more sub-agents appointed by the Administrative Agent. Each of the Administrative Agent and Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent or Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be liable for the acts or omissions of any sub-agent appointed with due care.

Section 8.06 Resignation of Agents; Successor, Administrative Agent and Collateral Agent. The Administrative Agent and Collateral Agent may at any time resign by giving ten (10) days’ prior written notice of its resignation to the Purchasers and the Issuer. Upon receipt of any such notice of resignation, the Required Purchasers shall have the right, with the consent of the Issuer (such consent shall not be unreasonably withheld; provided that such consent shall not be required at any time that an Event of Default under Section 7.01(a), (h) or (i) shall have occurred and be continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Purchasers, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above (including the consent of the Issuer); provided that if such Administrative Agent shall notify the Issuer and the Purchasers that no qualifying Person has accepted such appointment, then, in each case, such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Note Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as applicable, on behalf of the Purchasers under any of the Note Documents, the retiring Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security, as bailee, until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Purchaser directly (and each Purchaser will cooperate with the Issuer to enable the Issuer to take such actions), until such time as the Required Purchasers or the Issuer, as applicable, appoint a successor Administrative Agent, as provided for above in this Section 8.06 and (iii) the Issuer and the Purchasers agree that in no event shall the retiring Administrative Agent and Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Note Parties, any Purchaser or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the appointment of a successor Administrative Agent or Collateral Agent or failure of a successor

Administrative Agent or Collateral Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Note Documents (if not already discharged therefrom as provided above in this Article). The fees payable by the Issuer to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Note Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent. Any corporation or other entity into which the the Administrative Agent or Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Administrative Agent or Collateral Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Administrative Agent or Collateral Agent, shall be the successor to Administrative Agent or Collateral Agent, as the case may be, hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 8.07 Non-Reliance on Agents and Other Purchasers. Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Note Document or any related agreement or any document furnished thereunder.

Section 8.08 Reserved.

Section 8.09 Collateral and Guaranty Matters. Each Purchaser hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Purchasers in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Purchasers of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Purchasers. Each of the Purchasers irrevocably authorize each of the Administrative Agent and the Collateral Agent,

(a) to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Note Document (i) upon the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Note Document to a Person that is not a Note Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) that constitutes Excluded Property, (iv) if the property subject to such Lien is owned by a Note Party, upon the release of such Note Party from its Guaranty otherwise in accordance with the Note Documents, (v) as to the extent, if any, provided in the Security Documents or (vi) if approved, authorized or ratified in writing in accordance with Section 9.02;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Note Document to the holder of any Lien on such property that is permitted under Section 6.02(d) and Section 6.02(e); and

(d) enter into the Second Lien Intercreditor Agreement and other subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case to the extent such agreements are substantially consistent with the terms set forth on (i) Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Purchasers not less than ten (10) Business Days before execution thereof and, if the Required Purchasers shall not have objected to such changes within ten (10) Business Days after posting, then the Required Purchasers shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations); and

(e) to enter into and sign for and on behalf of the Purchasers as Secured Parties the Security Documents for the benefit of the Purchasers and the other Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Purchasers (or such greater number of Purchasers as may be required pursuant to Section 9.02(b)(v) or (vi)) will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Note Party from its obligations under the Guaranty pursuant to this Section 8.09. In each case as specified in this Section 8.09, upon receipt of a certficate of a Responsible Officer of the Issuer certifying that such release or subordination is authorized or permitted by this Agreement and the Note Documents, the Administrative Agent and the Collateral Agent will (and each Purchaser hereby authorizes the Administrative Agent and the Collateral Agent to), at the Issuer’s expense, execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Note Party from its obligations under the Guaranty, in each case in accordance with the terms of the Note Documents and this Section 8.09.

Section 8.10 [Reserved].

Section 8.11 Withholding Tax. To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Purchaser under any Note Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority of any jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Purchaser for any reason (including because the appropriate form was not delivered, was not properly executed or because such Purchaser failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such

Purchasers shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Note Parties and without limiting the obligation of the Note Parties to do so) fully for, and shall make payable in respect thereof within ten (10) days after demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under this Agreement or any other Note Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Purchaser and the repayment, satisfaction or discharge of all other Obligations.

Section 8.12 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Purchaser shall indemnify upon demand each Agent and their respective Related Parties (to the extent not reimbursed by or on behalf of the Issuer and without limiting the obligations of any Note Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Purchaser’s ratable share at such time) and hold harmless each Agent and their respective Related Parties against any and all Indemnified Liabilities incurred by it; provided that no Purchaser shall be liable for payment to any Agent and their respective Related Parties of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent and their respective Related Parties’ own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Purchaser shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Purchaser or any other Person. Without limitation of the foregoing, each Purchaser shall reimburse the Administrative Agent and Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent and Collateral Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Note Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent and Collateral Agent are not reimbursed for such costs or expenses by or on behalf of the Issuer.

Section 8.13 Administrative Agent and Collateral Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment or composition under any Debtor Relief Law or any other judicial proceeding relative to any Note Party, the Administrative Agent and Collateral Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or Collateral Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations, in each case, that are owing and unpaid by such Note Party and to file such other documents as may be necessary or advisable in order to have such claims of the Purchasers, the Administrative Agent and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers, the Administrative Agent and Collateral Agent and their respective agents and counsel and all other amounts due the Purchasers, the Administrative Agent and Collateral Agent under Section 2.12 and Section 9.03 which are payable by such Note Party) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Administrative Agent and, if the Administrative Agent shall consent, to the making of such payments directly to the Purchasers, to pay to the Administrative Agent (and Purchasers, as applicable) any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03 in each case reimbursable or payable by such Note Party.

Nothing contained herein shall be deemed to require the Administrative Agent to file or prove such claim in the absence of direction from Required Purchasers, authorize the Administrative Agent or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser to authorize the Administrative Agent and Collateral Agent to vote in respect of the claim of any Purchaser or in any such proceeding, in each case subject to Section 14(d) of the Security Agreement.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) If to Holdco or the Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01;

(b) if to the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(c) if to any Purchaser, to the Purchaser Representative.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. The Administrative Agent or the Issuer may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Purchaser in exercising any right or power under any Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

The rights and remedies of the Administrative Agent and the Purchasers hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Note Document or consent to any departure by any Note Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Note shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Purchaser may have had notice or knowledge of such Default at the time. No notice or demand on Holdco or the Issuer in any case shall entitle Holdco or the Issuer to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 9.02(h), in Section 9.16 or as otherwise specifically provided below or otherwise provided herein or in a Note Document, neither any Note Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdco, the Issuer and the Required Purchasers or, in the case of any other Note Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or Collateral Agent and the Note Party or Note Parties that are parties thereto (except as otherwise expressly provided therein), in each case with the consent of the Required Purchasers, provided that no such agreement shall (i) [reserved], (ii) reduce or forgive the principal amount under any Note owed to a Purchaser or reduce the rate of interest thereon owed to such Purchaser, or reduce any fees or premiums payable hereunder owed to such Purchaser, without the written consent of such Purchaser directly and adversely affected thereby, provided that any waiver or deferral of Default or Event of Default or default interest, waiver of a mandatory prepayment or any modification, waiver or amendment to any covenant in this Agreement shall not constitute a reduction or forgiveness in the interest rates or the fees or premiums for purposes of this clause (ii), (iii) postpone the scheduled maturity of any Note, or any date for the payment of any interest, fees or premiums payable hereunder or reduce or forgive the amount of, waive or excuse any such repayment (but not prepayment), without the written consent of each Purchaser directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, deferral of, or consent to departure from, any condition precedent, covenant, Default, Event of Default, waiver of default interest or mandatory prepayment shall constitute a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Note), (iv) change any of the provisions of Section 2.18 without the written consent of each Purchaser directly and adversely affected thereby, (v) change any of the provisions of this Section 9.02(b) or reduce the percentage set forth in the definition of the term “Required Purchasers” or reduce the percentage in any other provision of any Note Document specifying the number or percentage of Purchasers required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Purchaser (it being understood that with the consent of the Required Purchasers, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Purchasers on substantially the same basis as the Notes on the Closing Date), (vi) release all or substantially all of the value of the Guarantee under the Guarantees (except as provided herein or in the applicable Note Document), without the written consent of each Purchaser, (vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided herein or in the applicable Note Document), without the written consent of each Purchaser (it being understood that any subordination of a lien permitted hereunder shall not constitute a release of a lien under this Section and the granting of any pari passu liens in connection with the incurrence of debt or the granting of liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of liens), (viii) [reserved], (ix) [reserved], (x) [reserved], (xi) change any provision of Section 7.04 (or any other applicable “waterfall” provision contained in any Note Document) without the written consent of each Purchaser, (xii) [reserved] and (xiii) [reserved]; provided, further, that no such agreement shall directly adversely amend or modify the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the

Administrative Agent or the Collateral Agent, as the case may be. In the event an amendment to this Agreement or any other Note Document is effected without the consent of the Administrative Agent or Collateral Agent (to the extent permitted hereunder) and to which the Administrative Agent or Collateral Agent is not a party, the Issuer shall furnish a copy of such amendment to the Administrative Agent. Notwithstanding the foregoing, no Purchaser consent is required to effect any amendment, modification or supplement to any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral for the purpose of adding the holders of such Indebtedness (or their senior representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Purchasers not less than five (5) Business Days before execution thereof and, if the Required Purchasers shall not have objected to such changes within five (5) Business Days after posting, then the Required Purchasers shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Purchasers or all directly and adversely affected Purchasers, if the consent of the Required Purchasers (or, in the case of a consent, waiver or amendment involving directly and adversely affected Purchasers, at least 50.1% of such directly and adversely affected Purchasers) to such Proposed Change is obtained, but the consent to such Proposed Change of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Purchaser”), then, the Issuer may, at its sole expense and effort, upon notice to such Non-Consenting Purchaser and the Administrative Agent, (i) require such Non-Consenting Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment), provided that (a) such Non-Consenting Purchaser shall have received payment of an amount equal to the outstanding principal of its Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts), plus, if the Non-Consenting Purchaser is a Purchaser with Notes being required to assign Notes under this Section 9.02(c) due solely to its failure to waive, postpone or reduce the prepayment premium set forth in Section 2.11(a), the payment by the assignee of such prepayment premium, (b) the Issuer or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in clause (b)(ii) of this Section 9.02 and (c) such assignee shall have consented to the Proposed Change or (ii) repay all Obligations of the Issuer due and owing to such Purchaser relating to the Notes held by such Purchaser as of such termination date; provided that in the case of any such termination of a Non-Consenting Purchaser such termination shall be sufficient (together with all other consenting Purchasers and terminated Purchasers after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Note Documents.

(d) [Reserved]

(e) The Purchasers and all other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Note Parties on any Collateral shall, at the sole cost and expense of the Issuer, be automatically released (i) upon the occurrence of the Termination Date of this Agreement, (ii) upon the sale or other disposition of such Collateral (as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Note Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, to the extent such sale or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Note Party, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Purchasers (or such other percentage of the Purchasers whose consent may be required in accordance with this Section 9.02), (v) to the extent such property constitutes Excluded Property, (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guaranty (in accordance with the following sentence) to the extent such release of a Guarantor is made in compliance with the terms of this Agreement and (vii) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Note Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Note Parties in respect of) all interests retained by the Note Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Property or otherwise released in accordance with the provisions of the Note Documents. Additionally, the Purchasers and all other Secured Parties, hereby irrevocably agree that each Subsidiary Note Party shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Purchasers and all other Secured Parties, hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Note Party’s Guaranty or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Purchaser or other Secured Party and the Administrative Agent and the Collateral Agent, as applicable, shall execute such instruments, documents and agreements upon receipt of a certificate of a Responsible Officer of the Issuer certifying that such release is authorized or permitted by this Agreement and the other Note Documents.

(f) [Reserved]

(g) [Reserved]

(h) Notwithstanding the foregoing, this Agreement and any other Note Document may be amended solely with the consent of the Administrative Agent and the Issuer without the need to obtain the consent of any other Purchaser if such amendment is delivered in order to correct or cure (x) errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Note Document, in each case and the same is not objected to in writing by the Required Purchasers within five (5) Business Days following receipt of notice thereof. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Purchaser if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Note Documents and the Administrative Agent and the Collateral Agent, as applicable, shall execute such amendment, at the sole cost and expense of the Issuer, upon receipt of a certificate of a Responsible Officer of the Issuer certifying that such release is authorized or permitted by this Agreement and the other Note Documents.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Issuer shall pay within thirty (30) days after receipt of reasonably detailed documentation therefor, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable and documented fees, charges and disbursements of counsel for the Agents (in addition to one local counsel in each relevant jurisdiction), in connection with due diligence performed in connection with the transactions contemplated hereby, the preparation and administration of the Note Documents and not paid on the Closing Date or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent and separate counsel for the Purchasers and other Secured Parties (in addition to a single local counsel in each relevant jurisdiction, and in the event a conflict of interest arises, one additional primary counsel for the conflicted parties (taken as a whole)) in connection with the administration of, and enforcement of any rights under, this Agreement or any other Note Documents, including rights under this Section, or in connection with the Notes made hereunder.

(b) Without duplication of the expense reimbursement obligations pursuant to paragraph (a) above, the Issuer shall indemnify the Administrative Agent, the Collateral Agent, the other Agents, each Purchaser, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all reasonable and documented out-of-pocket costs, losses, claims, damages, actual liabilities and related expenses, excluding in any event lost profits, but (x) including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and Collateral Agent and separate counsel for the other Indemnitees (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction and, in the event a conflict of interest arises, one additional counsel for the conflicted Indemnitees (taken as a whole)) and any third party advisors or consultants, and (y) excluding any allocated costs of in-house counsel, incurred by or asserted against any Indemnitee by any third party or by Holdco, the Issuer or any Restricted Subsidiary arising out of, in connection with, as a result of or in any way related to (i) the execution, enforcement or delivery of any Note Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Note Documents of their respective obligations thereunder and the transactions contemplated hereby and (ii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any facility currently or formerly owned or operated by any Issuer or any Restricted Subsidiary, or any Environmental Liability related in any way to Holdco, the Issuer or any of its Restricted Subsidiaries, whether or not any such Indemnitee shall be designated as a party or a potential party thereto and whether or not such matter is initiated by Holdco, the Issuer, any of their respective Affiliates or shareholders or any other Person, and any fees or expenses incurred by Indemnitees in enforcing this indemnity (collectively, the “Indemnified Liabilities”), provided that, no Indemnitee or any of its Related Indemnified Parties will be indemnified (a) for its or any of its Related Indemnified Parties’ willful misconduct or gross negligence (to the extent determined in a final non- appealable order of a court of competent jurisdiction), (b) in the case of Indemnitees other than the Administrative Agent, Collateral Agent and their Related Indemnified Parties, for its or any of its Related Indemnified Parties’ material breach of its obligations under the Note Documents (to the extent determined in a final non-appealable order of a court of competent jurisdiction), (c) for any dispute among Indemnitees that does not involve an act or omission by Holdco, the Issuer or any Restricted Subsidiary (other than any claims against an Agent in its capacity as such and subject to clause (a) above) or (d) any settlement effected without Issuer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the Issuer’s prior written consent or if there is a final judgment against an Indemnitee in any such proceedings, the Issuer will indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section; provided further that (1) the Issuer shall not, without the prior written consent of any Indemnitee (such consent not to be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03 for Indemnified Liabilities, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Issuer to it if, pursuant to operation of any of the foregoing clauses (a) through (e), such Indemnitee was not entitled to receipt of such amount.

(c) To the extent that the Issuer fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent and their Related Indemnfied Parties under paragraph (a) or (b) of this Section, and without limiting the Issuer’s obligation to do so, each Purchaser severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Purchaser’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Notes at the time. The obligations of the Purchasers under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Purchasers’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, none of Holdco, the Issuer, any Agent, any Purchaser, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and releases, any claim against any other such Person, on any theory of liability, for special, indirect, consequential, incidental or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Issuer’s indemnification obligations under clause (b) above.

(e) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Issuer of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Issuer from any liability that it may have to such Indemnitee hereunder, except to the extent that the Issuer is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Issuer may elect in writing to assume the defense of such proceeding, and, upon such election, the Issuer will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation, providing evidence and cooperating with such defense) in connection therewith, unless (i) the Issuer has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Issuer reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Issuer and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Issuer.

(f) Notwithstanding anything to the contrary in this Agreement, no party hereto or any Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or its officers, directors, employees, Related Parties or Affiliates).

(g) Except to the extent otherwise expressly provided herein, all amounts due under this Section shall be payable within thirty (30) days after receipt of reasonably detailed documentation therefor.

(h) This Section 9.03 shall not apply to Taxes, except for Taxes which represent costs, losses, claims, etc. with respect to a non-Tax claim.

(i) The agreements in this Section 9.03 shall survive the resignation and/or replacement of the Administrative Agent and Collateral Agent, any assignment of rights by, or the replacement of, a Purchaser and the repayment, satisfaction or discharge of all other Obligations.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective registered successors and assigns permitted hereby, except that (i) except as otherwise permitted herein, the Issuer may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Purchaser (and any such attempted assignment or transfer by the Issuer without such consent shall be null and void) and (ii) no Purchaser may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Purchaser otherwise shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (solely to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the express conditions set forth in paragraph (b)(ii) below, any Purchaser may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Issuer, provided that no consent of the Issuer shall be required for an assignment of all or any portion of a Note to a Purchaser or an Affiliate of a Purchaser or, except as otherwise provided in the second proviso of the definition of “Eligible Assignee”, if an Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, any other assignee and provided that the Issuer shall be deemed to have consented to any such assignment unless the Issuer shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer of the Issuer having received or deemed to have received written notice thereof in accordance with Section 9.01 and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Note to a Purchaser or an Affiliate of a Purchaser.

(ii) In addition to the Register, assignments shall be subject to the following additional express conditions: (A) [reserved], (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement, (C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption, via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, provided that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Purchaser to become effective and (D) the assignee, if it shall not be a Purchaser, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and other information reasonably requested by the Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17 and Section 9.03 and to any fees payable hereunder that have accrued for such Purchaser’s account but have not yet been paid).

(iv) The Administrative Agent, acting for this purpose as an agent of the Issuer, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Purchasers and principal and related interest amounts of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdco, the Issuer, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Issuer and, with respect to its own interests only, any Purchaser, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(iv) shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the right, title and interest of each Purchaser, in and to such Notes, shall be transferable only upon notation of such transfer in the Register. Notwithstanding the foregoing or anything in this Agreement or the other Note Documents to the contrary, the Administrative Agent shall not, or be deemed to, act hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Purchaser and an assignee, the assignee’s tax forms required by Section 2.17(e) and other information requested by the Administrative Agent, as applicable (unless the assignee shall already be a Purchaser hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Agent pursuant to procedures approved by such Agent.

(c) Any Purchaser may, without the consent of the Issuer or the Administrative Agent, sell participations to any Person (other than any Competitor, any Competitor Controller or Disqualified Purchaser) (a “Participant”) in all or a portion of such Purchaser’s rights and obligations under this Agreement, provided that (A) such Purchaser’s obligations under this Agreement shall remain unchanged, (B) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) Holdco, the Issuer, the Administrative Agent, the Collateral Agent and the Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement and (D) such Person shall not be entitled to exercise any rights of a Purchaser under the Note Documents, provided that upon inquiry by any Purchaser to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Purchasers, Competitors or Competitor Controllers, the Administrative Agent shall be permitted to disclose to such Purchaser whether such specific potential assignee or prospective participant is on the list of Disqualified Purchasers, Competitors or Competitor Controllers.

Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce the Note Documents and to approve any amendment, modification or waiver of any provision of the Note Documents, provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii), (iii), (v) or (vi) of the first proviso to Section 9.02(b) that directly or adversely affects such Participant. Subject to the paragraph below, the Issuer agrees that each Participant shall be entitled to the benefits of Section 2.17 (subject to the limitations and requirements of such Section, including Section 2.17(e) and Section 2.19) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being agreed that any documentation required to be provided under Section 2.17(e) shall be provided solely to the participating Purchaser). Each Purchaser that sells or grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal and related interest amounts of each participant’s interest in the Notes or other obligations under this Agreement (the “Participant Register”); provided that no Purchaser shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Notes or other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding or to establish that any Notes are in registered form for U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and the Issuer and such Purchaser shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This Section shall be construed so that the Note Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the right, title and interest of each Participant, in and to such Notes, shall be transferable only upon notation of such transfer in the Participant Register.

A Participant shall not be entitled to receive any greater payment under Section 2.17 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such Participant, except (i) to the extent the right to a greater payment results from a Change in Law after the Participant becomes a Participant or (ii) if the sale of the participation to such Participant is made with the Issuer’s prior written consent.

(d) Any Purchaser may, without the consent of the Issuer or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Purchaser and including any pledge or assignment to any holders of obligations owed, or securities issued, by such Purchaser (including to any trustee for, or any other representative of, such holders), and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

(e) Disqualified Purchasers and Competitors. Holdco, on behalf of itself and its Affiliates, the Issuer and the Purchasers, expressly acknowledge that the Administrative Agent shall not have any obligation to monitor whether assignments or participations are made to Disqualified Purchasers, Competitors or Competitor Controllers.

(f) Notwithstanding anything to the contrary contained herein, if the Issuer has consented to an assignment or participation of a portion of any Note to a Person that is a Disqualified Purchaser, such Person shall continue to constitute a Disqualified Purchaser for purposes of this Section 9.04 notwithstanding such assignment or participation, as the case may be (for the avoidance of doubt, with any future assignments or participations to such Person requiring the prior written consent of the Issuer).

Section 9.05 Survival. All representations and warranties made by the Note Parties in the other Note Documents and in the certificates or other instruments delivered in connection with or pursuant to any Note Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Note Documents and the making of any Notes, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Purchaser may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder and none of Holdco, the Issuer, the Purchasers or any Affiliate will bring any claim to that effect.

Section 9.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Note Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdco, the Issuer, the Administrative Agent, nor any Purchaser relative to the subject matter hereof not expressly set forth or referred to herein or in the other Note Documents. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Purchaser is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent and the Required Purchasers, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not any tax accounts, trust accounts, withholding or payroll accounts) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser to or for the credit or the account of the Issuer against any and all of the Obligations of the Issuer now or hereafter existing under this Agreement held by such Purchaser, but only to the extent then due and payable. The rights of each Purchaser under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser may have. Each Purchaser agrees promptly to notify the Issuer and the Administrative Agent of such setoff and application made by such Purchaser, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Note Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Note Document shall affect any right that the Administrative Agent, the Collateral Agent or any Purchaser may otherwise have to bring any action or proceeding relating to any Note Document against Holdco, the Issuer or their respective properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Note Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Note Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY NOTE DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the other Agents and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors and any numbering, administration or settlement service providers on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, provided that the relevant Purchaser shall be responsible for such compliance and non-compliance), (b) to the extent requested by any regulatory authority, provided that, other than in connection with routine regulatory examinations, prior notice shall have been given to the Issuer, to the extent permitted by applicable laws or regulations, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that prior notice shall have been given to the Issuer, to the extent permitted by disclosures to central banks in connection with pledges or assignments under Section 9.04(d), applicable laws or regulations, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Note Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, in each case, except to any Competitor, Competitor Controller or Disqualified Purchaser; provided that upon inquiry by any Purchaser to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Purchasers, Competitors or Competitor Controllers, the Administrative Agent shall be permitted to disclose to such Purchaser whether such specific potential assignee or prospective participant is on the list of Disqualified Purchasers, Competitors or Competitor Controllers, (g) with the written consent of the Issuer, or (h) to the extent such Information (I) becomes publicly available other than as a result of a breach of this Section or (II) becomes available to the Administrative Agent, any other Agent or any Purchaser on a nonconfidential basis from a source other than Holdco or the Issuer (provided that the source is not actually known (after due inquiry) by such disclosing party or other confidentiality obligations owed to Holdco, the Issuer or their Affiliates, to be bound by an agreement containing provisions substantially the same as those contained in this confidentiality provision). For the purposes of this Section the term “Information” means all information received from or on behalf of Holdco or the Issuer relating to Holdco or the Issuer or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any other Agent or any Purchaser on a nonconfidential basis prior to disclosure by Holdco or the Issuer. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Purchaser acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Note Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by the Issuer or the Administrative Agent pursuant to, or in the course of administering, this Agreement may contain material non-public information about the Note Parties and their respective Related Parties or their respective securities.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Note, together with all fees, charges and other amounts that are treated as interest on such Note under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Purchaser holding such Note in accordance with applicable law, the rate of interest payable in respect of such Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Note but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Purchaser in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Purchaser.

Section 9.14 USA Patriot Act. Each Purchaser that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent and Collateral Agent (for itself and not on behalf of any Purchaser) hereby notifies the Note Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Note Parties, which information includes the name and address of the Note Parties and other information that will allow such Purchaser, the Administrative Agent or Collateral Agent, as applicable, to identify the Note Parties in accordance with the Patriot Act. The Issuer shall, promptly following a request by the Administrative Agent or any Purchaser, provide all documentation and other information that the Administrative Agent, Collateral Agent or such Purchaser requests that is reasonably required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 9.15 Direct Website Communication. Each of Holdco and the Issuer may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Note Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by (i) posting such documents, or providing a link thereto, on Holdco’s or the Issuer’s website, (ii) such documents being posted on Holdco’s and/or the Issuer’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial third-party website or a website sponsored by the Administrative Agent) or (iii) by transmitting the Communications in an electronic/soft medium to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) promptly following written request by the Administrative Agent, the Issuer shall continue to deliver paper copies of such documents to the Administrative Agent for further distribution to each Purchaser until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Issuer shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Each Purchaser shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 9.15 shall prejudice the right of Holdco, the Issuer, the Administrative Agent, any other Agent or any Purchaser to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Note Documents. Each Purchaser agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Purchaser for purposes of the Note Documents. Each Purchaser agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Purchaser’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each of Holdco, the Issuer and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Purchaser may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Issuer and the Administrative Agent. In addition, each Purchaser agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Purchaser.

Section 9.16 Intercreditor Agreement Governs. Each Purchaser (a) and each Agent hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof (including the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement), (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement Joinder, as applicable, and any other intercreditor agreement entered into pursuant to the terms hereof, binding the Purchasers to the terms thereof and subjecting the Liens securing the Secured Obligations to the provisions thereof and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement; provided that in each case, such intercreditor agreement is substantially consistent with the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Purchasers not less than ten (10) Business Days before execution thereof and, if the Required Purchasers shall not have objected to such changes within ten (10) Business Days after posting, then the Required Purchasers shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

Section 9.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Note Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Issuer in respect of any such sum due from them to the Administrative Agent or the Purchasers hereunder or under the other Note Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the relevant Purchaser of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the relevant Purchaser may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Purchaser from the Issuer in the Agreement Currency, the Issuer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Purchaser in such currency, the Administrative Agent or such Purchaser agrees to return the amount of any excess to the Issuer (or to any other Person who may be entitled thereto under applicable law).

Section 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), each of the Issuer and Holdco acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Administrative Agent and the other Agents and the making of the Notes by the Purchasers are arm’s-length commercial transactions between the Issuer, Holdco and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents and the Purchasers, on the other hand, (B) the Issuer and Holdco has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Issuer and Holdco is capable of evaluating, and understands and accepts, the terms, risks and express conditions of the transactions contemplated hereby and by the other Note Documents; (ii) (A) the Administrative Agent, each other Agent and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Issuer, Holdco or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any other Agent or any Purchaser has any obligation to the Issuer, Holdco or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (iii) the Administrative Agent, the other Agents, the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer, Holdco and their respective Affiliates, and none of the Administrative Agent, any other Agent or any Purchaser has any obligation to disclose any of such interests to the Issuer, Holdco or any of their respective Affiliates. To the fullest extent permitted by law, each of the Issuer and Holdco hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents and the Purchasers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

Purchaser Representations

Each Purchaser, severally and not jointly, represents and warrants to the Note Parties as of the Closing Date as follows:

(a) Purchase for Investment. Such Purchaser acknowledges that it is acquiring the Notes on its own account and not as a nominee or agent of any other person, and not with a view to resell or distribute any part thereof that would be in violation of the securities laws of the United States or any state thereof, and that it has no present intention of selling, granting any participation in or otherwise distributing the same; without prejudice, however, to each Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, subject to the terms of this Agreement. Such Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to the Notes.

(b) Such Purchaser is an “accredited investor” (as defined in Regulation D under the Securities Act).

(c) Such Purchaser acknowledges that the Notes are characterized as “restricted securities” under federal securities law insofar as they are being acquired from the Issuer in a transaction not involving a public offering and that under such laws and applicable regulations the Notes may not be resold without registration under the Securities Act except in certain limited circumstances. Therefore, such Purchaser represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

(d) Each Purchaser (for purposes of this Section 10(d), the “first Purchaser”) acknowledges that each other Purchaser and its agents and affiliates may possess material non-public information not known to the first Purchaser regarding or relating to the Note Parties or their respective Subsidiaries or the Notes, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restructuring plans of the Note Parties or their respective Subsidiaries. Each Purchaser agrees that in no event will any other Purchaser be liable at any time for any loss, expense or damage of any kind (including for punitive, consequential, special, or indirect loss or damage to any other Purchaser, whether in contract, tort (including negligence), strict liability or otherwise) as a result of the transactions contemplated by this Agreement. Each Purchaser hereby expressly releases each other Purchaser and its affiliates, and their respective officers, employees, agents and controlling persons from any and all liabilities arising out of or in connection with an investment in the Notes (including, without limitation, with respect to the accuracy of information or the failure to disclose information). Each Purchaser hereby further agrees to make no claim (and it hereby waives and releases all claims that it may otherwise have) with respect to such investment in the Notes, whether before or after the date of this Agreement, against any other Purchaser, its affiliates or any of their respective officers, employees, agents and controlling persons in respect of the Notes, the Note Parties and their respective Subsidiaries, and related transactions (including, without limitation, with respect to the accuracy of information or the failure to disclose information). Each Purchaser hereby agrees that the release and waiver contained in this paragraph is unconditional and irrevocable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KC HOLDCO, LLC, as Holdco

By:	/s/ Tony Amandi
Name:	Tony Amandi
Title:	Executive Vice President and Chief Financial Officer

KUEHG CORP., as Issuer

By:	/s/ Tony Amandi
Name:	Tony Amandi
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Lien Note Purchase Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/s/ Andrew Lennon

Name:	Andrew Lennon
Title:	Assistant Vice President

Signature Page to Note Purchase Agreement

PARTNERS GROUP CLIENT ACCESS 13A, L.P. INC.

By: Partners Group Client Access Management I Limited, its general partner

By:	/s/ Laine Shorto
Name: Laine Shorto
Title: Authorized Signatory

By:	/s/ Luke Roussell
Name: Luke Roussell
Title: Authorized Signatory

PARTNERS GROUP HERCULES, L.P. INC.

By: Partners Group Management X Limited, its general partner

By:	/s/ Laine Shorto
Name: Laine Shorto
Title: Authorized Signatory

By:	/s/ Luke Roussell
Name: Luke Roussell
Title: Authorized Signatory

Wyatt Family Trust

By:	/s/ John T. Wyatt
Name:	John T. Wyatt
Title:	Authorized Signatory

[Signature Page to First Lien Note Purchase Agreement]

Thompson Family Trust

By:	/s/ Paul Thompson
Name:	Paul Thompson
Title:	Authorized Signatory

[Signature Page to First Lien Note Purchase Agreement]

Patrick Fenton Living Trust

By:	/s/ Patrick Fenton
Name:	Patrick Fenton
Title:	Authorized Signatory

[Signature Page to First Lien Note Purchase Agreement]

Bellamy Family Investments, L.P.

By:	/s/ Adrian Bellamy
Name:	Adrian Bellamy
Title:	Authorized Signatory

[Signature Page to First Lien Note Purchase Agreement]

Rafael and Marina Pastor Family Trust

By:	/s/ Rafael Pastor
Name:	Rafael Pastor
Title:	Trustee, as Trustee and not individually

[Signature Page to First Lien Note Purchase Agreement]

/s/ Elanna Yalow
Elanna Yalow

[Signature Page to First Lien Note Purchase Agreement]

Schedule 2.01

Purchaser Allocations

Purchaser	Allocation Amount (USD)
Partners Group Client Access 13A, L.P. Inc.	47,867,952.71
Partners Group Hercules, L.P. Inc.	310,015.39
Rafael and Marina Pastor Family Trust	656,351.55
Bellamy Family Investments, L.P.	43,756.77
Patrick Fenton Living Trust	139,146.53
Wyatt Family Trust	875,135.40
Thompson Family Trust	54,258.39
Elanna Yalow	53,383.26

Total	50,000,000.00

Final Form

EXHIBIT B

[FORM OF] FUNDING REQUEST

Pursuant to Section 2.03 of the First Lien Note Purchase Agreement, to be dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Note Purchase Agreement), by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties, this represents Issuer’s request for the purchase of Notes as follows:

1.	Issuer: KUEHG Corp.

2.	Aggregate Amount of Notes being issued: [ ]

3.	Business Day of purchase: ,

4.	Location and number of Issuer’s account to which funds are to be disbursed: [ ]

[Signature page follows]

B-1

KUEHG CORP., as Issuer

By:
Name:
Title:

B-2

EXHIBIT C

[FORM OF] SOLVENCY CERTIFICATE

of

ISSUER

AND ITS SUBSIDIARIES

[DATE]

Pursuant to Sections 3.14 and 4.01(d) of the First Lien Note Purchase Agreement, dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Note Purchase Agreement), by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties, the undersigned hereby certifies to the Administrative Agent and the Purchasers, solely in such undersigned’s capacity as a Financial Officer of the Issuer, and not individually, as follows:

I am generally familiar with the businesses and assets of the Issuer and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Issuer pursuant to the Note Purchase Agreement.

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Notes under the Note Purchase Agreement on the date hereof, and after giving effect to the application of the proceeds of such Indebtedness:

(a)	the fair value of the assets of the Issuer and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)

the present fair saleable value of the property of the Issuer and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	the Issuer and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	the Issuer and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Note Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as a Financial Officer of the Issuer, on behalf of the Issuer, and not individually, as of the date first stated above.

KUEHG CORP.

By:
Name:
Title:

EXHIBIT D

[FORM OF] NOTE SECURITY AGREEMENT

[Under Separate Cover]

D-1

EXHIBIT E-1

[FORM OF] NOTE HOLDCO GUARANTY

[Under Separate Cover]

E-1-1

EXHIBIT E-2

[FORM OF] NOTE SUBSIDIARY GUARANTY

[Under Separate Cover]

E-2-1

EXHIBIT F-1

[FORM OF] NOTE

KUEHG CORP.

[$] [1]	New York, New York
, 20

FOR VALUE RECEIVED, [KUEHG CORP., a Delaware corporation] (“Issuer”), promises to pay to                     2 (“Payee”) or its registered assigns the principal amount of                     3 ($[                    ]).

Issuer promises to pay interest on the unpaid principal amount hereof, until paid in full (and before as well as after judgment), at the rates and at the times which shall be determined in accordance with the provisions of the First Lien Note Purchase Agreement, dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Note Purchase Agreement), by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

This Note is issued pursuant to and entitled to the benefits of the Note Purchase Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Note evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in accordance with the terms of the Note Purchase Agreement. Unless and until an Assignment and Assumption Agreement, effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register as provided in the Note Purchase Agreement, Issuer and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Note evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Issuer hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

This Note is subject to mandatory prepayment as provided in the Note Purchase Agreement and to prepayment at the option of Issuer as provided in the Note Purchase Agreement.

[1]	Insert amount of Purchaser’s Note in numbers.
[2]	Insert Purchaser’s name in capital letters.
[3]	Insert amount of Purchaser’s Note in words.

F-1-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Note is entitled to the benefits of the Guaranty and is secured by the Collateral.

Upon the occurrence and during the continuation of any Event of Default under the Note Purchase Agreement, the balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Note Purchase Agreement.

Each Note made by the Payee shall be evidenced by one or more Note accounts or records maintained by the Payee in the ordinary course of business. The Payee may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Notes and payments with respect thereto.

The terms of this Note are subject to amendment only in the manner provided in the Note Purchase Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Note Purchase Agreement.

No provision of this Note shall alter or impair the obligations of Issuer to pay the principal and interest on the obligations evidenced by this Note at the place, at the respective times, and the currency prescribed herein and in the Note Purchase Agreement, pursuant to the terms of the Note Purchase Agreement.

Issuer hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

F-1-2

IN WITNESS WHEREOF, Issuer has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

KUEHG CORP.

By:
Name:
Title:

F-1-3

EXHIBIT G

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells, delegates and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Purchaser] [their respective capacities as Purchasers] under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Purchaser)] [the respective Assignors (in their respective capacities as Purchasers)] against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the note transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate if an Affiliate of [identify Purchaser]]

3.	Issuer:	KUEHG Corp.

4.	Administrative Agent:	Wilmington Trust, National Association, as administrative agent under the Note Purchase Agreement

5.	Note Purchase Agreement:	The First Lien Note Purchase Agreement, dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.
6.	Assigned Interest[s][5]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Assignor’s Notes[8]	Amount of Notes Assigned[8]	Percentage of Notes Assigned[9]		CUSIP Number
		$	$		%

[7.	Trade Date: ][10]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Complete a separate table for each additional Assignor.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Amount in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Notes of all Purchasers thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:]1

[KUEHG CORP.] [PURCHASERS] [OTHER PARTIES]

By:
Title:

[1]	To be added only if the consent of the Issuer, the Purchasers and/or other parties is required by the terms of the Note Purchase Agreement.

ANNEX 1

KUEHG CORP.

NOTE PURCHASE AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary including to obtain such consents, if any, as are required under the Note Purchase Agreement, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Note Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Documents, or any collateral thereunder, (iii) the financial condition of the Issuer, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Note Document or (iv) the performance or observance by the Issuer, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Note Document.

1.2 Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Purchaser under the Note Purchase Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Note Purchase Agreement (subject to such consents, if any, as may be required under the Note Purchase Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement as a Purchaser thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Purchaser thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Note Purchase Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Note Purchase Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Note Documents are required to be performed by it as a Purchaser.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and

G ANNEX-1-1

other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption may be transmitted and/or signed by telefacsimile or delivered in ‘PDF’ format by electronic mail, and shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

G ANNEX-1-2

EXHIBIT I-1

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Note Purchase Agreement, dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Note(s) (as well as any note(s) evidencing such Note(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Issuer within the meaning of Code Section 881(c)(3)(B), (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Note Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Issuer with a certificate of its status as not a U.S. Person on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Issuer and the Administrative Agent in writing and deliver promptly to the Issuer and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Issuer or the Administrative Agent) or promptly notify the Issuer and the Administration Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Issuer and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PURCHASER]

By:
Title:
Date:	, 20[ ]

I-1-1

EXHIBIT I-2

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Note Purchase Agreement, dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Note(s) (as well as any note(s) evidencing such Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Note(s) (as well as any note(s) evidencing such Note(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Issuer within the meaning of Code Section 881(c)(3)(B), (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Note Documents are effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members.

The undersigned has furnished the Administrative Agent and the Issuer with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Issuer and the Administrative Agent in writing and deliver promptly to the Issuer and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Issuer or the Administrative Agent) or promptly notify the Issuer and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Issuer and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PURCHASER]

By:
Title:
Date:	, 20[ ]

I-2-1

EXHIBIT I-3

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Note Purchase Agreement, dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Issuer within the meaning of Code Section 881(c)(3)(B), (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Note Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Purchaser with a certificate of its status as not a U.S. Person on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Purchaser in writing and deliver promptly to such Purchaser an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Purchaser) or promptly notify such Purchaser in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PARTICIPANT]

By:
Title:
Date:	, 20[ ]

I-3-1

EXHIBIT I-4

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Note Purchase Agreement, dated as of July 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among KUEHG Corp., a Delaware corporation (the “Issuer”), KC HOLDCO, LLC, a Delaware limited liability company (“HoldCo”), the purchasers from time to time party thereto (“Purchasers”), and Wilmington Trust, National Association, as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Issuer within the meaning of Code Section 881(c)(3)(B), (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Note Documents are effectively connected with conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members.

The undersigned has furnished its participating Purchaser with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Purchaser in writing and deliver promptly to such Purchaser an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Purchaser) or promptly notify such Purchaser in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PARTICIPANT]

By:
Title:
Date:	, 20[ ]

I-4-1

EXHIBIT K-1

[FORM] OF FIRST LIEN INTERCREDITOR AGREEMENT

[Under Separate Cover]

K-1-1